Consolidated Financial Statements and Notes

FOR THE YEARS ENDED DECEMBER 31, 2021 AND DECEMBER 31, 2020

Management’s Responsibility For Financial Reporting
The accompanying consolidated financial statements of Pan American Silver Corp. ("Pan American" or the "Company") have been prepared by and are the responsibility of management and have been approved by the Board of Directors (the "Board").
These Consolidated Financial Statements were prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board (“IASB”) and include managements best estimates and judgements. Pan American has developed and maintains a system of internal controls designed to ensure the reliability of its financial information.
Deloitte LLP, an Independent Registered Public Accounting Firm, has audited these Consolidated Financial Statements. Their report outlines the scope of their examination and opinion on the consolidated financial statements.

"signed"	"signed"
Michael Steinmann	A. Robert Doyle
Chief Executive Officer	Chief Financial Officer
February 23, 2022

Management’s Report on Internal Control over Financial Reporting
Management of Pan American is responsible for establishing and maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.
Pan American's management assessed the effectiveness of the Company's Internal control over financial reporting as of December 31, 2021, in accordance with the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2021, Pan American’s internal control over financial reporting was effective.
Deloitte LLP, an Independent Registered Public Accounting Firm, has audited the Company’s Consolidated financial statements for the year ended December 31, 2021, and as stated in the Report of Independent Registered Public Accounting Firm, they have expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

PAN AMERICAN SILVER CORP.	2

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Pan American Silver Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Pan American Silver Corp. and subsidiaries (the "Company") as of December 31, 2021 and 2020, the related consolidated statements of earnings and comprehensive earnings, cash flows, and changes in equity, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and its financial performance and its cash flows for each of the two years in the period ended December 31, 2021, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2022, expressed an unqualified opinion on the Company's internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Impairments - Assessment of Whether Indicators of Impairment or Impairment Reversal Exist within the Mineral Properties, Plant and Equipment - Refer to Note 5e to the financial statements
Critical Audit Matter Description
The Company’s determination of whether or not an indicator of impairment or impairment reversal exists at the cash generating unit level requires significant management judgment. Changes in metal price forecasts or discount rates, increases or decreases in estimated future costs of production, increases or decreases in estimated future capital costs, reductions or increases in the amount of recoverable mineral reserves and mineral resources and/or adverse or favorable political or regulatory developments can result in a write-down or write-up of the carrying amounts of the Company’s mineral properties, plant and equipment.

PAN AMERICAN SILVER CORP.	3

While there are several factors that are required to determine whether or not an indicator of impairment or impairment reversal exists, the judgments with the highest degree of subjectivity are future metal prices (for both silver and gold), discount rates and the Company’s ability or expected timing to restart the Escobal mine. Auditing these estimates and factors required a high degree of subjectivity in applying audit procedures and in evaluating the results of those procedures. This resulted in an increased extent of audit effort, including the involvement of fair value specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the future metal prices (for both silver and gold), discount rates and the Company's ability or expected timing to restart the Escobal mine considered in the assessment of indicators of impairment or impairment reversal included the following, among others:
•Evaluated the effectiveness of the Company’s controls over management’s assessment of indicators of impairment or impairment reversal.
•Performed independent research to assess if there have been any substantive local, political, or regulatory changes negatively impacting the ability or expected timing to restart the Escobal mine.
•With the assistance of fair value specialists:
◦Evaluated the future metal prices (silver and gold) by comparing management forecasts to third party forecasts, and
◦Evaluated the reasonableness of the change in discount rate by testing the source information underlying the determination of the discount rate.
/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
February 23, 2022
We have served as the Company's auditor since 1993.

PAN AMERICAN SILVER CORP.	4

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Pan American Silver Corp.
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Pan American Silver Corp. and subsidiaries (the “Company") as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2021, of the Company and our report dated February 23, 2022, expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
February 23, 2022

PAN AMERICAN SILVER CORP.	5

Consolidated Statements of Financial Position (in thousands of U.S. dollars)

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents (Note 24)	$283,550	$167,113
Short-term investments (Note 9)	51,723	111,946
Trade and other receivables	128,150	127,756
Income tax receivables	20,282	22,051
Inventories (Note 10)	500,462	406,191
Derivative assets (Note 8)	3,995	7,812
Prepaid expenses and other current assets	13,007	14,055
	1,001,169	856,924
Non-current assets
Mineral properties, plant and equipment (Note 11)	2,344,551	2,415,006
Long-term inventories (Note 10)	25,644	24,355
Long-term refundable taxes	8,711	4,009
Deferred tax assets (Note 27)	55,953	57,850
Investment in associates (Note 12)	78,657	71,560
Goodwill and other assets (Note 13)	3,899	4,171
Total assets	$3,518,584	$3,433,875

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 14)	$306,087	$281,938
Derivative liabilities (Note 8)	351	367
Provisions (Note 15)	8,041	12,066
Lease obligations (Note 16)	10,663	12,829
Debt (Note 17)	3,400	—
Income tax payables	59,133	54,556
	387,675	361,756
Non-current liabilities
Long-term provisions (Note 15)	240,111	229,887
Deferred tax liabilities (Note 27)	184,785	175,311
Long-term lease obligations (Note 16)	19,898	20,736
Long-term debt (Note 17)	11,900	—
Deferred revenue (Note 12)	12,516	13,273
Other long-term liabilities (Note 18)	25,691	27,073
Total liabilities	882,576	828,036

Equity (Note 19)
Issued capital	3,136,214	3,132,140
Reserves	93,375	93,409
Deficit	(598,035)	(623,030)
Total equity attributable to Company shareholders	2,631,554	2,602,519
Non-controlling interests	4,454	3,320
Total equity	2,636,008	2,605,839
Total liabilities and equity	$3,518,584	$3,433,875
Commitments and contingencies (Notes 8, 28); subsequent events (Note 30)
See accompanying notes to the consolidated financial statements
APPROVED BY THE BOARD ON FEBRUARY 23, 2022

"signed"	Gillian Winckler, Director	"signed"	Michael Steinmann, Director

PAN AMERICAN SILVER CORP.	6

Consolidated Statements of Earnings and Comprehensive Earnings (in thousands of U.S. dollars except per share amounts)

	2021	2020
Revenue (Note 25)	$1,632,750	$1,338,812
Cost of sales
Production costs (Note 20)	(925,479)	(696,672)
Depreciation and amortization (Note 11)	(302,958)	(254,469)
Royalties	(36,375)	(27,494)
	(1,264,812)	(978,635)
Mine operating earnings (Note 25)	367,938	360,177

General and administrative	(34,852)	(36,375)
Exploration and project development	(11,071)	(7,096)
Mine care and maintenance (Note 21)	(31,780)	(102,105)
Foreign exchange losses	(11,267)	(5,474)
Gains on derivatives (Note 8c)	5,393	3,543
Gains on sale of mineral properties, plant and equipment (Note 11)	32,167	7,922
Income from equity investees (Note 12)	4,347	10,529
Other income (expense) (Note 26)	36	(21,144)
Earnings from operations	320,911	209,977

Investment (loss) income (Note 8b)	(59,722)	62,139
Interest and finance expense (Note 22)	(16,198)	(20,104)
Earnings before income taxes	244,991	252,012
Income tax expense (Note 27)	(146,429)	(75,557)
Net earnings and comprehensive earnings	$98,562	$176,455

Net earnings and comprehensive earnings attributable to:
Equity holders of the Company	97,428	177,882
Non-controlling interests	1,134	(1,427)
	$98,562	$176,455

Earnings per share attributable to common shareholders (Note 23)
Basic earnings per share	$0.46	$0.85
Diluted earnings per share	$0.46	$0.85
Weighted average shares outstanding (in 000’s) Basic	210,298	210,085
Weighted average shares outstanding (in 000’s) Diluted	210,435	210,295
See accompanying notes to the consolidated financial statements.

PAN AMERICAN SILVER CORP.	7

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

	2021	2020
Operating activities
Net earnings for the year	$98,562	$176,455
Income tax expense (Note 27)	146,429	75,557
Depreciation and amortization (Note 11,21)	302,958	272,444
Unrealized investment loss (income)	59,722	(58,673)
Accretion on closure and decommissioning provision (Note 15)	7,470	8,260
Unrealized foreign exchange losses	6,703	8,857
Interest expense (Note 22)	3,660	9,216
Interest paid	(5,234)	(10,217)
Interest received	172	253
Income taxes paid	(129,205)	(81,636)
Other operating activities (Note 24)	(28,060)	(35,183)
Net change in non-cash working capital items (Note 24)	(71,069)	96,982
	$392,108	$462,315
Investing activities
Payments for mineral properties, plant and equipment	$(243,478)	$(178,556)
Proceeds from sale of mineral properties, plant and equipment (Note 11)	45,798	22,474
Proceeds from short-term investments and other securities	1,861	90,384
Exercise of warrants (Note 12)	—	(15,626)
Net proceeds (payments) from derivatives	9,157	(2,594)
	$(186,662)	$(83,918)
Financing activities
Proceeds from common shares issued	$619	$4,737
Distributions to non-controlling interests	(933)	—
Dividends paid	(71,500)	(46,223)
Proceeds from credit facility (Note 17)	—	80,000
Repayment of credit facility (Note 17)	—	(355,000)
Repayment of Loans (Note 17)	(1,700)	—
Payment of equipment leases	(12,396)	(13,101)
	$(85,910)	$(329,587)
Effects of exchange rate changes on cash and cash equivalents	(3,099)	(2,261)
Net increase in cash and cash equivalents	116,437	46,549
Cash and cash equivalents at the beginning of the year	167,113	120,564
Cash and cash equivalents at the end of the year	$283,550	$167,113
Supplemental cash flow information (Note 24).
See accompanying notes to the consolidated financial statements.

PAN AMERICAN SILVER CORP.	8

Consolidated Statements of Changes in Equity (in thousands of U.S. dollars except for number of shares)

	Attributable to equity holders of the Company
	Issued shares	Issued capital	Reserves	Deficit	Total	Non- controlling interests	Total equity
Balance, December 31, 2019	209,835,558	$3,123,514	$94,274	$(754,689)	$2,463,099	$4,747	$2,467,846
Total comprehensive earnings
Net earnings for the year	—	—	—	177,882	177,882	(1,427)	176,455
Shares issued on the exercise of stock options	329,379	5,800	(1,063)	—	4,737	—	4,737
Shares issued as compensation (Note 19)	93,730	2,826	—	—	2,826	—	2,826
Share-based compensation on option grants	—	—	198	—	198	—	198
Dividends paid	—	—	—	(46,223)	(46,223)	—	(46,223)
Balance, December 31, 2020	210,258,667	$3,132,140	$93,409	$(623,030)	$2,602,519	$3,320	$2,605,839
Total comprehensive earnings
Net earnings for the year	—	—	—	97,428	97,428	1,134	98,562
Shares issued on the exercise of stock options	65,780	762	(143)	—	619	—	619
Shares issued as compensation (Note 19)	133,077	3,312	—	—	3,312	—	3,312
Share-based compensation on option grants	—	—	109	—	109	—	109
Distributions by subsidiaries to non-controlling interests	—	—	—	(933)	(933)	—	(933)
Dividends paid	—	—	—	(71,500)	(71,500)	—	(71,500)
Balance, December 31, 2021	210,457,524	$3,136,214	$93,375	$(598,035)	$2,631,554	$4,454	$2,636,008
See accompanying notes to the consolidated financial statements.

PAN AMERICAN SILVER CORP.	9

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
1. NATURE OF OPERATIONS

Pan American Silver Corp. is the ultimate parent company of its subsidiary group (collectively, the “Company”, or “Pan American”). Pan American is a British Columbia corporation domiciled in Canada, and its office is at Suite 1440 – 625 Howe Street, Vancouver, British Columbia, V6C 2T6.
The Company is engaged in the production and sale of silver, gold, zinc, lead and copper as well as other related activities, including exploration, extraction, processing, refining and reclamation. The Company’s major products are produced from mines in Canada, Peru, Mexico, Argentina and Bolivia. Additionally, the Company has project development activities in Canada, Peru, Mexico and Argentina, and exploration activities throughout South America, Canada and Mexico. As at December 31, 2021, the Company's Escobal mine in Guatemala continues to be on care and maintenance pending satisfactory completion of a consultation process led by the Ministry of Energy and Mines ("MEM") in Guatemala.
2. BASIS OF PREPARATION

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), effective as of December 31, 2021.
These consolidated financial statements were approved for issuance by the Board of Directors on February 23, 2022.
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in the preparation of these consolidated financial statements are as follows:
a)Presentation currency
The functional and presentation currency of the Company and each of its subsidiaries is the United States dollar ("USD").
b)Basis of measurement
These consolidated financial statements have been prepared on an historical cost basis, except for those assets and liabilities that are measured at revalued amounts or fair values at the end of each reporting period.

PAN AMERICAN SILVER CORP.	10

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
c)Basis of consolidation
The accounts of the Company and its subsidiaries, which are controlled by the Company, have been included in these consolidated financial statements. Control is achieved when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. Subsidiaries are included in the consolidated financial results of the Company from the effective date of acquisition up to the effective date of disposition or loss of control. The principal subsidiaries of the Company and their geographic locations at December 31, 2021 were as follows:

Location	Subsidiary	Ownership Interest	Accounting	Operations and Development Projects Owned
Canada	Lake Shore Gold Corp.	100%	Consolidated	Bell Creek and Timmins West mines
Mexico	Plata Panamericana S.A. de C.V.	100%	Consolidated	La Colorada mine
	Compañía Minera Dolores S.A. de C.V.	100%	Consolidated	Dolores mine
Peru	Pan American Silver Huaron S.A.	100%	Consolidated	Huaron mine
	Compañía Minera Argentum S.A.	92%	Consolidated	Morococha mine
	Shahuindo S.A.C.	100%	Consolidated	Shahuindo mine
	La Arena S.A.	100%	Consolidated	La Arena mine
Bolivia	Pan American Silver (Bolivia) S.A.	95%	Consolidated	San Vicente mine
Guatemala	Pan American Silver Guatemala S.A.	100%	Consolidated	Escobal mine
Argentina	Minera Tritón Argentina S.A.	100%	Consolidated	Manantial Espejo & Cap-Oeste Sur Este mines
	Minera Joaquin S.R.L.	100%	Consolidated	Joaquin mine
	Minera Argenta S.A.	100%	Consolidated	Navidad project
d)Investments in associates
An associate is an entity over which the investor has significant influence but not control and that is neither a subsidiary nor an interest in a joint venture. Significant influence is presumed to exist where the Company has between 20% and 50% of the voting rights, but can also arise where the Company has less than 20%, if the Company has the power to participate in the financial and operating policy decisions affecting the entity. The Company’s share of the net assets and net earnings or loss is accounted for in the consolidated financial statements using the equity method of accounting.
e)Business combinations
Upon the acquisition of a business, the acquisition method of accounting is used, whereby the purchase consideration is allocated to the identifiable assets, liabilities and contingent liabilities (identifiable net assets) acquired on the basis of fair value at the date of acquisition. When the cost of the acquisition exceeds the fair value attributable to the Company’s share of the identifiable net assets, the difference is treated as goodwill, which is not amortized and is reviewed for impairment annually or more frequently when there is an indication of impairment. If the fair value attributable to the Company’s share of the identifiable net assets exceeds the cost of acquisition, the difference is immediately recognized in the consolidated income statement. Acquisition related costs, other than costs to issue debt or equity securities of the acquirer, including investment banking fees, legal fees, accounting fees, valuation fees, and other professional or consulting fees are expensed as incurred. The costs to issue equity securities of the Company as consideration for the acquisition are reduced from share capital as share issuance costs. The costs to issue debt securities are capitalized and amortized using the effective interest method.
Non-controlling interests are measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquirers’ identifiable net assets as at the date of acquisition. The choice of measurement basis is made on a transaction by transaction basis.
Control of a business may be achieved in stages. Upon the acquisition of control, any previously held interest is re-measured to fair value at the date control is obtained resulting in a gain or loss upon the acquisition of control.

PAN AMERICAN SILVER CORP.	11

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company reports provisional amounts for the items for which the accounting is incomplete. These provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.
f)Revenue recognition
Revenue associated with the sale of commodities is recognized when control of the asset sold is transferred to the customer. Indicators of control transferring include an unconditional obligation to pay, legal title, physical possession, transfer of risk and rewards and customer acceptance. This generally occurs when the goods are delivered to a loading port, warehouse, vessel or metal account as contractually agreed with the buyer; at which point the buyer controls the goods. In cases where the Company is responsible for the cost of shipping and certain other services after the date on which control of the goods transfers to the customer, these other services are considered separate performance obligations and thus a portion of revenue earned under the contract is allocated and recognized as these performance obligations are satisfied.
The Company’s concentrate sales contracts with third-party buyers, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. For this purpose, the transaction price can be measured reliably for those products, such as silver, gold, zinc, lead and copper, for which there exists an active and freely traded commodity market such as the London Metals Exchange and the value of product sold by the Company is directly linked to the form in which it is traded on that market.
Sales revenue is commonly subject to adjustments based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time control passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices and estimated quantities. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the date when control is transferred to the buyer and the actual final price set under the smelting contracts are caused by changes in metal prices resulting in the receivable being recorded at fair value through profit or loss ("FVTPL").
IFRS 15 - Revenue from Contracts with Customers ("IFRS 15") requires that variable consideration should only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The Company concluded that the adjustments relating to the final assay results for the quantity and quality of concentrate sold are not significant and do not constrain the recognition of revenue.
Refining and treatment charges under the sales contracts are netted against revenue for sales of metal concentrate.
The Company recognizes deferred revenue in the event it receives payments from customers in consideration for future commitments to deliver metals and before such sale meets the criteria for revenue recognition. The Company recognizes amounts in revenue as the metals are delivered to the customer. Specifically, for the metal agreements entered into with Maverix Metals Inc. ("Maverix"), the Company determines the amortization of deferred revenue to the Consolidated Income Statement on a per unit basis using the estimated total quantity of metal expected to be delivered to Maverix over the terms of the contract. The Company estimates the current portion of deferred revenue based on quantities anticipated to be delivered over the next twelve months.

PAN AMERICAN SILVER CORP.	12

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
g)Financial instruments
Measurement – initial recognition
Financial assets and financial liabilities are recognized in the Company’s statement of financial position when the Company becomes a party to the contractual provisions of the instrument. On initial recognition, all financial assets and financial liabilities are recorded at fair value, net of attributable transaction costs, except for financial assets and liabilities classified as at FVTPL. Transaction costs of financial assets and liabilities classified as at FVTPL are expensed in the period in which they are incurred.
Subsequent measurement of financial assets and liabilities depends on the classifications of such assets and liabilities.
Classification of financial assets
Amortized cost:
Financial assets that meet the following conditions are measured subsequently at amortized cost:
(i)The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and
(ii)The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortization using effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. Interest income is recognized using the effective interest method. Interest income is recognized in Investment (loss) income in the Consolidated Income Statements.
The Company's financial assets at amortized cost primarily include cash and cash equivalents, receivables not arising from sale of metal concentrates included in Trade and other receivables in the Consolidated Statement of Financial Position (Note 8(a)).
FVTPL:
By default, all other financial assets are measured subsequently at FVTPL.
The Company, at initial recognition, may also irrevocably designate a financial asset as measured at FVTPL if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases.
Financial assets measured at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss to the extent they are not part of a designated hedging relationship. Fair value is determined in the manner described in Note 8(d)(ii). The Company's financial assets at FVTPL include its trade receivables from provisional concentrate sales, short-term investments in equity securities, and derivative assets not designated as hedging instruments.
Financial liabilities and equity
Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.
An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs. Repurchase of the Company’s own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

PAN AMERICAN SILVER CORP.	13

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Classification of financial liabilities
Financial liabilities that are not contingent consideration of an acquirer in a business combination, held for trading or designated as at FVTPL, are measured at amortized cost using effective interest method.
Derivatives
When the Company enters into derivative contracts, these transactions are designed to reduce exposures related to assets and liabilities, firm commitments or anticipated transactions. The Company does not have derivative instruments that qualify as cash flow hedges and consequently all derivatives are recorded at fair value with changes in fair value recognized in net earnings.
h)Derivative Financial Instruments
The Company utilizes metals and currency contracts, including forward contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates. For metals production, these contracts are intended to reduce the risk of falling prices on the Company’s future sales. Foreign currency derivative financial instruments, such as forward contracts, are used to manage the effects of exchange rate changes on foreign currency cost exposures. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative and any gains or losses arising from changes in fair value on derivatives are taken directly to earnings for the year. The fair value of forward currency and commodity contracts is calculated by reference to current forward exchange rates and prices for contracts with similar maturity profiles.
Derivatives, including certain conversion options and warrants with exercise prices in a currency other than the functional currency, are recognized at fair value with changes in fair value recognized in profit or loss.
i)Inventories
Inventories include work in progress, concentrate, doré, processed silver and gold, heap leach inventory, and operating materials and supplies. Work in progress inventory includes ore stockpiles and other partly processed material. Stockpiles represent ore that has been extracted and is available for further processing. The classification of inventory is determined by the stage at which the ore is in the production process. Inventories of ore are sampled for metal content and are valued based on the lower of cost or estimated net realizable value ("NRV") based upon the period ending prices of contained metal. Cost is determined on a weighted average basis or using a first-in-first-out basis and includes all costs incurred in the normal course of business including direct material and direct labour costs and an allocation of production overheads, depreciation and amortization, and other costs, based on normal production capacity, incurred in bringing each product to its present location and condition. Material that does not contain a minimum quantity of metal to cover estimated processing expenses to recover the contained metal is not classified as inventory and is assigned no value. The work in progress inventory is considered part of the operating cycle which the Company classifies as current inventory and hence heap leach and stockpiles are included in current inventory. Quantities are assessed primarily through surveys and assays.
The costs incurred in the construction of the heap leach pad are capitalized. Heap leach inventory represents silver and gold contained in ore that has been placed on the leach pad for cyanide irrigation. The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which is then recovered during the metallurgical process. When the ore is placed on the pad, an estimate of the recoverable ounces is made based on tonnage, ore grade and estimated recoveries of the ore type placed on the pad. The estimated recoverable ounces on the pad are used to compile the inventory cost.
The Company uses several integrated steps to scientifically measure the metal content of the ore placed on the leach pads. The tonnage, grade, and ore type to be mined in a period was first estimated using the Mineral Reserve model. As the ore body is drilled in preparation for the blasting process, samples are taken of the drill

PAN AMERICAN SILVER CORP.	14

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
residue, which is assayed to determine their metal content and quantities of contained metal. The estimated recoverable ounces carried in the leach pad inventory are adjusted based on actual recoveries being experienced. Actual and estimated recoveries achieved are measured to the extent possible using various indicators including, but not limited to, individual cell recoveries, the use of leach curve recovery and trends in the levels of carried ounces depending on the circumstances or cumulative pad recoveries.
The Company then processes the ore through the crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. The crushed ore is then transported to the leach pad for application of the leaching solution. The samples from the automated sampler are assayed each shift and used for process control. The quantity of leach solution is measured by flow meters throughout the leaching and precipitation process. The pregnant solution from the heap leach is collected and passed through the processing circuit to produce precipitate, which is retorted and then smelted to produce doré bars.
The Company allocates direct and indirect production costs to by-products on a systematic and rational basis. With respect to concentrate and doré inventory, production costs are allocated based on the silver equivalent ounces contained within the respective concentrate and doré.
The inventory is stated at lower of cost or NRV, with cost being determined using a weighted average cost method. The ending inventory value of ounces associated with the leach pad is equal to opening recoverable ounces plus recoverable ounces placed less ounces produced plus or minus ounce adjustments.
The estimate of both the ultimate recovery expected over time and the quantity of metal that may be extracted relative to the time the leach process occurs requires the use of estimates, which rely upon laboratory test work and estimated models of the leaching kinetics in the heap leach pads. Test work consists of leach columns of up to 400 days duration with 150 days being the average, from which the Company projects metal recoveries up to three years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience. The assumptions used by the Company to measure metal content during each stage of the inventory conversion process include estimated recovery rates based on laboratory testing and assaying. The Company periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. The ultimate recovery will not be known until the leaching operations cease.
Supplies inventories are valued at the lower of average cost and NRV using replacement cost plus cost to dispose, net of obsolescence. Concentrate and doré inventory includes product at the mine site, the port warehouse and product held by refineries. At times, the Company has a limited amount of finished silver at a minting operation where coins depicting Pan American’s emblem are stamped.
j)Mineral properties, plant and equipment (MPPE)
On initial acquisition, MPPE are valued at cost, being the purchase price and the directly attributable costs of acquisition or construction required to bring the asset to the location and condition necessary for the asset to be capable of operating in the manner intended by management. When provisions for closure and decommissioning are recognized, the corresponding cost is capitalized as part of the cost of the related assets, representing part of the cost of acquiring the future economic benefits of the operation. The capitalized cost of closure and decommissioning activities is recognized in MPPE and depreciated accordingly.
In subsequent periods, buildings, plant and equipment are stated at cost less accumulated depreciation and any impairment in value, whilst land is stated at cost less any impairment in value and is not depreciated.
Each asset's or part’s estimated useful life has due regard to both its own physical life limitations and the present assessment of economically recoverable reserves of the mine property at which the item is located, and to possible future variations in those assessments. Estimates of remaining useful lives and residual values are reviewed annually. Changes in estimates are accounted for prospectively.

PAN AMERICAN SILVER CORP.	15

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
The expected useful lives are included below in the accounting policy for depreciation of MPPE. The net carrying amounts of MPPE are reviewed for impairment either individually or at the cash-generating unit level when events and changes in circumstances indicate that the carrying amounts may not be recoverable. To the extent that these values exceed their recoverable amounts, that excess is recorded as an impairment provision in the financial year in which this is determined.
In countries where the Company paid Value Added Tax (“VAT”) and where there is uncertainty of its recoverability, the VAT payments have either been deferred with mineral property costs relating to the property or expensed if it relates to mineral exploration. If the Company ultimately recovers previously deferred amounts, the amount received will be applied to reduce mineral property costs or taken as a credit against current expenses depending on the prior treatment.
Expenditure on major maintenance or repairs includes the cost of the replacement of parts of assets and overhaul costs. Where an asset or part of an asset is replaced and it is probable that future economic benefits associated with the item will be available to the Company, the expenditure is capitalized and the carrying amount of the item replaced derecognized. Similarly, overhaul costs associated with major maintenance are capitalized and depreciated over their useful lives where it is probable that future economic benefits will be available and any remaining carrying amounts of the cost of previous overhauls are derecognized. All other costs are expensed as incurred.
Where an item of MPPE is disposed of, it is derecognized and the difference between its carrying value and net sales proceeds is disclosed as earnings or loss on disposal in the income statement. Any items of mineral property, plant or equipment that cease to have future economic benefits are derecognized with any gain or loss included in the financial year in which the item is derecognized.
k)Operational mining properties and mine development
When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs incurred to develop such property including costs to further delineate the ore body and remove overburden to initially expose the ore body prior to the start of mining operations, are also capitalized. Such costs are amortized using the units-of-production method over the estimated life of the ore body based on proven and probable reserves.
Costs associated with commissioning activities on constructed plants are deferred from the date of mechanical completion of the facilities until the date the Company is ready to commence commercial production. Any revenues earned during this period are recorded as a reduction in deferred commissioning costs. These costs are amortized using the units-of-production method (described below) over the life of the mine, commencing on the date of commercial production.
Acquisition costs related to the acquisition of land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights, the Company makes a preliminary evaluation to determine that the property has significant potential to economically develop the deposit. The time between initial acquisition and full evaluation of a property’s potential is dependent on many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable deposit is discovered, such costs are amortized when production begins. If no mineable deposit is discovered, such costs are expensed in the period in which it is determined the property has no future economic value. In countries where the Company has paid VAT and where there is uncertainty of its recoverability, the VAT payments have either been deferred with mineral property costs relating to the property or expensed if it relates to mineral exploration. If the Company ultimately makes recoveries of the VAT, the amount received will be applied to reduce mineral property costs or taken as a credit against current expenses depending on the prior treatment.
Major development expenditures on producing properties incurred to increase production or extend the life of the mine are capitalized while ongoing mining expenditures on producing properties are charged against

PAN AMERICAN SILVER CORP.	16

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
earnings as incurred. Gains or losses from sales or retirements of assets are included in gain or loss on sale of assets.
l)Depreciation of MPPE
The carrying amounts of MPPE (including initial and any subsequent capital expenditure) are depreciated to their estimated residual value over the estimated useful lives of the specific assets concerned, or the estimated life of the associated mine or mineral lease, if shorter. Estimates of residual values and useful lives are reviewed annually and any change in estimate is taken into account in the determination of remaining depreciation charges, and adjusted if appropriate, at each statement of financial position date. Changes to the estimated residual values or useful lives are accounted for prospectively. Depreciation commences on the date when the asset is available for use as intended by management.
i)Units of production basis
For mining properties and leases and certain mining equipment, the economic benefits from the asset are consumed in a pattern which is linked to the production level. Except as noted below, such assets are depreciated on a units of production basis.
In applying the units of production method, depreciation is normally calculated using the quantity of material extracted from the mine in the period as a percentage of the total quantity of material to be extracted in current and future periods based on proven and probable reserves.
ii)Straight line basis
Assets within operations for which production is not expected to fluctuate significantly from one year to another or which have a physical life shorter than the related mine are depreciated on a straight line basis.
MPPE are depreciated over their useful life, or over the remaining life of the mine if shorter. The major categories of property, plant and equipment are depreciated on a unit of production and/or straight-line basis as follows:
•Land – not depreciated
•Mobile equipment – 3 to 7 years
•Buildings and plant facilities – 25 to 50 years
•Mining properties and leases including capitalized evaluation and development expenditures – based on applicable reserves on a unit of production basis.
•Exploration and evaluation – not depreciated until mine goes into production
•Assets under construction – not depreciated until assets are ready for their intended use
m)Exploration and evaluation
Exploration expenditures are incurred in the search for economic mineral deposits or the process of obtaining more information about existing mineral deposits and typically include costs associated with drilling, sampling, mapping and other activity related to the search for ore.
Evaluation expenditures are incurred to establish the technical and commercial viability of mineral deposits and typically include costs associated with determining optimal methods of extraction and metallurgical and treatment processes, permitting, and preparing economic evaluations.
Exploration expenditures are expensed as incurred. Evaluation expenditures are capitalized when management determines there is a high degree of confidence that future economic benefits will flow to the Company. Acquired exploration and evaluation projects and acquired exploration rights are recognized as assets at their cost of acquisition or at fair value if purchased as part of a business combination.
Capitalized exploration and evaluation expenditures are reclassified to mineral properties, plant and equipment, in accordance with Note 3(j), once the technical feasibility and commercial viability are demonstrated.

PAN AMERICAN SILVER CORP.	17

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
n)Deferred stripping costs
In open pit mining operations, it is necessary to remove overburden and other waste in order to access the ore body. During the preproduction phase, these costs are capitalized as part of the cost of the mine property and subsequently amortized over the life of the mine (or pit) on a units of production basis.
The costs of removal of the waste material during a mine’s production phase are deferred where they give rise to future benefits. These capitalized costs are subsequently amortized on a unit of production basis over the reserves that directly benefit from the specific stripping activity.
o)Impairment (and reversals of impairment) of non-current assets
The Company reviews and tests the carrying amount of MPPE and intangible assets with finite lives when there is an indication of impairment or impairment reversal. Additionally, disposal groups held for sale are tested for impairment upon classification as a disposal group held for sale.
Impairment assessments on MPPE and intangible assets are conducted at the level of the CGU. The recoverable amount of a CGU is the higher of value in use ("VIU") and fair value less cost to sell. VIU is the net present value of expected future cash flows. Impairments are recognized for any excess of carrying value over the recoverable amount.
Where the recoverable amount is assessed using discounted cash flow techniques, the resulting estimates are based on detailed mine and/or production plans. The cash flow forecasts are based on best estimates of expected future revenues and costs, including the future cash costs of production, capital expenditure, closure, restoration and environmental clean-up. These may include net cash flows expected to be realized from extraction, processing and sale of mineral resources that do not currently qualify for inclusion in proven or probable ore reserves. Such non-reserve material is included where there is a high degree of confidence in its economic extraction. This expectation is usually based on preliminary drilling and sampling of areas of mineralization that are contiguous with existing reserves. Typically, the additional evaluation to achieve reserve status for such material has not yet been done because this would involve incurring costs earlier than is required for the efficient planning and operation of the mine.
Where the recoverable amount of a CGU is dependent on the life of its associated ore, expected future cash flows reflect long term mine plans, which are based on detailed research, analysis and iterative modeling to optimize the level of return from investment, output and sequence of extraction. The mine plan takes account of all relevant characteristics of the ore, including waste to ore ratios, ore grades, haul distances, chemical and metallurgical properties of the ore affecting process recoveries and capacities of processing equipment that can be used. The mine plan is therefore the basis for forecasting production output in each future year and for forecasting production costs.
The Company’s cash flow forecasts are based on estimates of future commodity prices, which assume market prices will revert to the Company’s assessment of the long-term average price, generally over a period of three to five years. These assessments often differ from current price levels and are updated periodically.
The discount rates applied to the future cash flow forecasts represent an estimate of the rate the market would apply having regard to the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted, including appropriate adjustments for the risk profile of the countries in which the individual CGU operate. The great majority of the Company’s sales are based on prices denominated in USD. To the extent that the currencies of countries in which the Company produces commodities strengthen against the USD without commodity price offset, cash flows and, therefore, net present values are reduced.
Non-financial assets other than goodwill that have suffered impairment are tested for possible reversal of the impairment whenever events or changes in circumstances indicate that the impairment may have reversed.

PAN AMERICAN SILVER CORP.	18

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
p)Closure and decommissioning costs
The mining, extraction and processing activities of the Company normally give rise to obligations for site closure or rehabilitation. Closure and decommissioning works can include facility decommissioning and dismantling; removal or treatment of waste materials; site and land rehabilitation. The extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. Provisions for the cost of each closure and rehabilitation program are recognized at the time that environmental disturbance occurs. When the extent of disturbance increases over the life of an operation, the provision is increased accordingly. Costs included in the provision encompass all closure and decommissioning activity expected to occur progressively over the life of the operation and at the time of closure in connection with disturbances at the reporting date. Routine operating costs that may impact the ultimate closure and decommissioning activities, such as waste material handling conducted as an integral part of a mining or production process, are not included in the provision. Costs arising from unforeseen circumstances, such as the contamination caused by unplanned discharges, are recognized as an expense and liability when the event gives rise to an obligation which is probable and capable of reliable estimation. The timing of the actual closure and decommissioning expenditure is dependent upon a number of factors such as the life and nature of the asset, the operating license conditions, and the environment in which the mine operates. Expenditures may occur before and after closure and can continue for an extended period of time dependent on closure and decommissioning requirements. Closure and decommissioning provisions are measured at the expected value of future cash flows, discounted to their present value and determined according to the probability of alternative estimates of cash flows occurring for each operation. Discount rates used are specific to the underlying obligation. Significant judgments and estimates are involved in forming expectations of future activities and the amount and timing of the associated cash flows. Those expectations are formed based on existing environmental and regulatory requirements which give rise to a constructive or legal obligation.
When provisions for closure and decommissioning are initially recognized, the corresponding cost is capitalized as a component of the cost of the related asset, representing part of the cost of acquiring the future economic benefits of the operation. The capitalized cost of closure and decommissioning activities is recognized in property, plant and equipment and depreciated accordingly. The value of the provision is progressively increased over time as the effect of discounting unwinds, creating an expense recognized in finance expenses. Closure and decommissioning provisions are also adjusted for changes in estimates. Those adjustments are accounted for as a change in the corresponding capitalized cost, except where a reduction in the provision is greater than the un-depreciated capitalized cost of the related assets, in which case the capitalized cost is reduced to nil and the remaining adjustment is recognized in the income statement. In the case of closed sites, changes to estimated costs are recognized immediately in the income statement. Changes to the capitalized cost result in an adjustment to future depreciation and finance charges. Adjustments to the estimated amount and timing of future closure and decommissioning cash flows are a normal occurrence in light of the significant judgments and estimates involved.
The provision is reviewed at the end of each reporting period for changes to obligations, legislation or discount rates that impact estimated costs or lives of operations and adjusted to reflect current best estimate. The cost of the related asset is adjusted for changes in the provision resulting from changes in the estimated cash flows or discount rate and the adjusted cost of the asset is depreciated prospectively.
q)Foreign currency translation
The Company’s functional currency and that of its subsidiaries is the USD, as this is the principal currency of the economic environments in which they operate. Transaction amounts denominated in foreign currencies (currencies other than USD) are translated into USD at exchange rates prevailing at the transaction dates. Carrying values of foreign currency monetary assets and liabilities are re-translated at each statement of financial position date to reflect the U.S. exchange rate prevailing at that date.

PAN AMERICAN SILVER CORP.	19

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Gains and losses arising from translation of foreign currency monetary assets and liabilities at each period end are included in earnings except for differences arising on decommissioning provisions which are capitalized for operating mines.
r)Share-based payments
The Company makes share-based awards, including restricted share units ("RSUs"), performance share units ("PSUs"), shares and options, to certain employees.
For equity-settled awards, the fair value is charged to the income statement and credited to equity, on a straight-line basis over the vesting period, after adjusting for the estimated number of awards that are expected to vest. The fair value of the equity-settled awards is determined at the date of grant. Non-vesting conditions and market conditions, such as target share price upon which vesting is conditioned, are factored into the determination of fair value at the date of grant. All other vesting conditions are excluded from the determination of fair value and included in management’s estimate of the number of awards ultimately expected to vest.
The fair value is determined by using option pricing models. At each statement of financial position date prior to vesting, the cumulative expense representing the extent to which the vesting period has expired and management’s best estimate of the awards that are ultimately expected to vest is computed (after adjusting for non-market performance conditions). The movement in cumulative expense is recognized in the income statement with a corresponding entry within equity. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vested irrespective of whether or not the market condition is satisfied, provided that all other performance conditions are satisfied.
Where the terms of an equity-settled award are modified, as a minimum an expense is recognized as if the terms had not been modified over the original vesting period. In addition, an expense is recognized for any modification, which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification, over the remainder of the new vesting period.
Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. Any compensation paid up to the fair value of the awards at the cancellation or settlement date is deducted from equity, with any excess over fair value being treated as an expense in the income statement. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the new awards are treated as if they are a modification of the original award, as described in the previous paragraph.
s)Leases
Lease Definition
At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. An identified asset may be implicitly or explicitly specified in a contract, but must be physically distinct, and must not have the ability for substitution by a lessor. The Company has the right to control an identified asset if it obtains substantially all of its economic benefits and either pre-determines, or directs how and for what purpose the asset is used.
Measurement of ROU Assets and Lease Obligations
At lease commencement, the Company recognizes a ROU Asset and a lease obligation. The ROU Asset is initially measured at cost, which comprises the initial amount of the lease obligation adjusted for any lease payments made at, or before, the commencement date, plus any initial direct costs incurred, less any lease incentives received.

PAN AMERICAN SILVER CORP.	20

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
The ROU Asset is subsequently amortized on a straight-line basis over the shorter of the term of the lease, or the useful life of the asset determined on the same basis as the Company’s property, plant and equipment. The ROU Asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease obligation.
The lease obligation is initially measured at the present value of lease payments remaining at the lease commencement date, discounted using the Company’s incremental borrowing rate. Lease payments included in the measurement of the lease obligation, when applicable, may comprise fixed payments, variable payments that depend on an index or rate, amounts expected to be payable under a residual value guarantee and the exercise price under a purchase, extension or termination option that the Company is reasonably certain to exercise.
The lease obligation is subsequently measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease obligation is remeasured, a corresponding adjustment is made to the carrying amount of the ROU Asset.
Recognition Exemptions
The Company has elected not to recognize ROU Assets and lease obligations for short-term leases that have a lease term of twelve months or less or for leases of low-value assets. Payments associated with these leases are recognized as an operating expense on a straight-line basis over the lease term within costs and expenses on the consolidated income statement.
t)Income taxes
Taxation on the earnings or loss for the year comprises current and deferred tax. Taxation is recognized in the income statement except to the extent that it relates to items recognized in other comprehensive income or directly in equity, in which case the tax is recognized in other comprehensive income or equity.
Current tax is the expected tax payable on the taxable income for the year using rates enacted or substantively enacted at the year end, and includes any adjustment to tax payable in respect of previous years.
Deferred tax is provided using the statement of financial position liability method, providing for the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax assessment or deduction purposes. Where an asset has no deductible or depreciable amount for income tax purposes, but has a deductible amount on sale or abandonment for capital gains tax purposes, that amount is included in the determination of temporary differences.
The tax effect of certain temporary differences is not recognized, principally with respect to goodwill; temporary differences arising on the initial recognition of assets or liabilities (other than those arising in a business combination or in a manner that initially impacted accounting or taxable earnings); and temporary differences relating to investments in subsidiaries, jointly controlled entities and associates to the extent that the Company is able to control the reversal of the temporary difference and the temporary difference is not expected to reverse in the foreseeable future. The amount of deferred tax recognized is based on the expected manner and timing of realization or settlement of the carrying amount of assets and liabilities, with the exception of items that have a tax base solely derived under capital gains tax legislation, using tax rates enacted or substantively enacted at period end. To the extent that an item’s tax base is solely derived from the amount deductible under capital gains tax legislation, deferred tax is determined as if such amounts are deductible in determining future assessable income.
The carrying amount of deferred income tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable earnings will be available to

PAN AMERICAN SILVER CORP.	21

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
allow all or part of the deferred income tax asset to be utilized. To the extent that an asset not previously recognized fulfils the criteria for recognition, a deferred income tax asset is recorded.
Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which the asset is realized or the liability is settled, based on tax rates and tax laws enacted or substantively enacted at the statement of financial position date.
Current and deferred taxes relating to items recognized in other comprehensive income or directly in equity are recognized in other comprehensive income or equity and not in the income statement. Mining taxes and royalties are treated and disclosed as current and deferred taxes if they have the characteristics of an income tax. Judgments are required about the application of income tax legislation. These judgments and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognized on the statement of financial position and the amount of other tax losses and temporary differences not yet recognized. In such circumstances, some or the entire carrying amount of recognized deferred tax assets and liabilities may require adjustment, resulting in a corresponding credit or charge to the income statement.
Deferred tax assets, including those arising from tax losses, capital losses and temporary differences, are recognized only where it is probable that taxable earnings will be available against which the losses or deductible temporary differences can be utilized. Assumptions about the generation of future taxable earnings and repatriation of retained earnings depend on management’s estimates of future cash flows. These depend on estimates of future production and sales volumes, commodity prices, reserves, operating costs, closure and decommissioning costs, capital expenditures, dividends and other capital management transactions.
u)Earnings (loss) per share
Basic earnings (loss) per share is calculated by dividing earnings attributable to ordinary equity holders of the parent entity by the weighted average number of ordinary shares outstanding during the period.
The diluted earnings per share calculation is based on the earnings attributable to ordinary equity holders and the weighted average number of shares outstanding after adjusting for the effects of all potential ordinary shares. This method requires that the number of shares used in the calculation be the weighted average number of shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares. This method assumes that the potential ordinary shares converted into ordinary shares at the beginning of the period (or at the time of issuance, if not in existence at beginning of the period). The number of dilutive potential ordinary shares is determined independently for each period presented.
For convertible securities that may be settled in cash or shares at the holder’s option, returns to preference shareholders and income charges are added back to net earnings used for basic EPS and the maximum number of ordinary shares that could be issued on conversion is used in computing diluted earnings per share.
v)Borrowing costs and upfront costs
Borrowing costs that are directly attributable to the acquisition, construction or production of qualifying assets are capitalized. Qualifying assets are assets that require a substantial amount of time to prepare for their intended use, including mineral properties in the evaluation stage where there is a high likelihood of commercial exploitation. Qualifying assets also include significant expansion projects at the operating mines. Borrowing costs are considered an element of the historical cost of the qualifying asset. Capitalization ceases when the asset is substantially complete or if construction is interrupted for an extended period. Where the funds used to finance a qualifying asset form part of general borrowings, the amount capitalized is calculated using a weighted average of rates applicable to the relevant borrowings during the period. Where funds borrowed are directly attributable to a qualifying asset, the amount capitalized represents the borrowing costs specific to those borrowings. Where surplus funds available out of money borrowed specifically to finance a project are temporarily invested, the total borrowing cost is reduced by income generated from short-term investments of such funds.

PAN AMERICAN SILVER CORP.	22

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Upfront costs incurred in connection with entering new credit facilities are recorded as Other assets and are amortized over the life of the respective credit facilities.
4. CHANGES IN ACCOUNTING STANDARDS

Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted.
Presentation of Financial Statements (Amendment to IAS 1)
The amendments to IAS 1, clarify the presentation of liabilities. The classification of liabilities as current or non-current is based on contractual rights that are in existence at the end of the reporting period and is affected by expectations about whether an entity will exercise its right to defer settlement. A liability not due over the next twelve months is classified as non-current even if management intends or expects to settle the liability within twelve months. The amendment also introduces a definition of ‘settlement’ to make clear that settlement refers to the transfer of cash, equity instruments, other assets, or services to the counterparty. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. The implementation of this amendment is not expected to have a material impact on the Company.
Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)
The amendment clarifies that the initial recognition exemption does not apply to transactions in which equal amounts of deductible and taxable temporary differences arise on initial recognition. The amendment is effective for annual reporting periods beginning on or after January 1, 2023. Early application is permitted. This amendment is not expected to have a material impact on the Company.
Property, Plant and Equipment - Proceeds before Intended Use (Amendments to IAS 16)
The amendment will prohibit the Company from deducting net proceeds from selling any items produced while bringing an item of property, plant and equipment to the location and condition necessary for it to be capable of operating in a manner intended by management. The amendment requires retrospective application and effective for annual reporting periods beginning on or after January 1, 2022, with earlier application permitted. This amendment is not expected to have a material impact on the Company upon adoption; however, the amendment may have impacts in future periods.
Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)
The amendments require that an entity discloses its material accounting policies, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. Examples of when an accounting policy is likely to be material are added. To support the amendment, the IASB has also developed guidance and examples to explain and demonstrate the application of the ‘four-step materiality process’ described in IFRS Practice Statement 2. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. The Company is currently evaluating the impact of the amendment on its financial statements.

PAN AMERICAN SILVER CORP.	23

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
5. SIGNIFICANT JUDGMENTS IN APPLYING ACCOUNTING POLICIES

Judgments that have the most significant effect on the amounts recognized in the Company’s consolidated financial statements are as follows:
a)Capitalization of evaluation costs
The Company has determined that evaluation costs capitalized during the year relating to the operating mines and certain other exploration interests have potential future economic benefits and are potentially economically recoverable. In making this judgment, the Company has assessed various sources of information including but not limited to the geologic and metallurgic information, history of conversion of mineral deposits to proven and probable mineral reserves, scoping and feasibility studies, proximity to existing ore bodies, operating management expertise and required environmental, operating and other permits.
b)Functional currency
The functional currency for the Company and its subsidiaries is the currency of the primary economic environment in which each operates. The Company has determined that its functional currency and that of its subsidiaries is the USD. The determination of functional currency may require certain judgments to determine the primary economic environment. The Company reconsiders the functional currency used when there is a change in events and conditions which determined the primary economic environment.
c)Determination of significant influence of associates
Determination of whether the Company has significant influence with respect to its associates requires an assessment of whether the Company has power to participate in the financial and operating policy decisions of the investee but does not have control or joint control of those policies. The Company determined that it had significant influence over its investment in Maverix (Note 12), despite holding an ownership interest of less than 20%, after consideration for the relevant facts and circumstances including the Company's ability to nominate a member of the Maverix board of directors.
d)Deferral of stripping costs
In determining whether stripping costs incurred during the production phase of a mining property relate to mineral reserves that will be mined in a future period and therefore should be capitalized, the Company treats the costs of removal of the waste material during a mine’s production phase as deferred, where it gives rise to future benefits. These capitalized costs are subsequently amortized on a unit of production basis over the reserves that directly benefit from the specific stripping activity. As at December 31, 2021, the carrying amount of Dolores and La Arena capitalized stripping costs was $23.5 million and $41.0 million, respectively (2020 - $40.7 million and $32.9 million, respectively).
e)Impairment, or impairment reversal, of mining interests
There is significant judgment involved in assessing whether any indications of impairment, or impairment reversal, exist for mining interests, with consideration given to both external and internal sources of information. Information the Company considers include changes in the market, economic and legal environment in which the Company operates that are not within its control that affect the recoverable amount of mining interests. Internal sources of information include the manner in which mineral property, plant and equipment are being used or are expected to be used and indications of the economic performance of the assets. Estimates include but are not limited to estimates of the discounted future after-tax cash flows expected to be derived from the Company’s mining properties, costs to sell the mining properties and the appropriate discount rate. Changes in metal price forecasts, increases or decreases in estimated future costs of production, increases or decreases in estimated future capital costs, reductions or increases in the amount of recoverable mineral reserves and mineral resources and/or adverse or favorable current economics can result in a write-down or write-up of the carrying amounts of the Company’s mining interests.

PAN AMERICAN SILVER CORP.	24

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
f)Coronavirus disease ("COVID-19") pandemic impact
In March 2020, the World Health Organization declared a global pandemic following the emergence and rapid spread of a novel strain of the coronavirus. Since the outbreak of COVID-19, it has spread to areas where we have operations and offices. The outbreak and subsequent Government measures intended to limit the pandemic had significant effects on commodity prices and capital markets. The spread of COVID-19 has impacted our employees and contractors, not only as it relates to potential health concerns, but also in terms of limitations on movement, availability of food and other goods, and personal well-being, among others. Our suppliers and service providers have also been impacted.
During 2020, Government efforts to curtail the spread of COVID-19 resulted in temporary suspensions of our operations in Mexico, Peru, Argentina and Bolivia (see Note 21), and we reduced throughput at our Timmins operation in Canada in order to enhance physical distancing and protect our personnel and the community. During 2021, there were no Government mandated suspensions but operations have continued to be impacted by COVID-19 protocols, which have increased costs and restricted throughput levels, especially at our underground mines.
The extent to which COVID-19 will continue to impact our operations will depend on future developments which are highly uncertain and cannot be predicted with confidence. These future developments include, but are not limited to, the continued presence of, or spread, of COVID-19, and any future emergence and spread of similar pathogens, the duration of the outbreak, new information that may emerge concerning the severity of COVID-19, and the actions taken to contain COVID-19 or treat it. The impact of governmental restrictions and health and safety protocols could improve or worsen relative to our assumptions, depending on how each jurisdiction manages potential outbreaks of COVID-19, the efficacy and availability of adequate supplies of vaccines, and the roll-out of vaccination programs in each jurisdiction.
As of December 31, 2021 and 2020, no operations were suspended as a result of COVID-19. Based on management analysis, the Company has concluded that the impacts to date including increased costs and deferral of production due to reduced throughput do not represent indicators of impairment for any of the Company's assets as at December 31, 2021 and 2020.

PAN AMERICAN SILVER CORP.	25

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
6. KEY SOURCES OF ESTIMATION UNCERTAINTY IN THE APPLICATION OF ACCOUNTING POLICIES

Key sources of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities are:
•Revenue recognition: Revenue from the sale of concentrate to independent smelters is recognized when control of the asset sold is transferred to the customer. The Company's concentrate sales contracts with third-party buyers, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. Sales revenue is commonly subject to adjustments based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time control passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices and estimated quantities. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the date when control is transferred to the buyer and the actual final price set under the smelting contracts are caused by changes in metal prices resulting in the receivable being recorded at FVTPL. In a period of high price volatility, as experienced under current economic conditions, the effect of mark-to-market price adjustments related to the quantity of metal which remains to be settled with independent smelters could be significant. For changes in metal quantities upon receipt of new information and assay, the provisional sales quantities are adjusted.
•Estimated recoverable ounces: The carrying amounts of the Company’s mining properties are depleted based on recoverable ounces. Changes to estimates of recoverable ounces and depletable costs including changes resulting from revisions to the Company’s mine plans and changes in metal price forecasts can result in a change to future depletion rates.
•Mineral reserve estimates: The figures for mineral reserves and mineral resources are disclosed in accordance with National Instrument 43 - 101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators and in accordance with “Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines – adopted November 23, 2003”, prepared by the Canadian Institute of Mining, Metallurgy and Petroleum Standing Committee on Reserve Definitions. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial position and results of operation.
•Valuation of Inventory: In determining mine production costs recognized in the consolidated income statement, the Company makes estimates of quantities of ore stacked in stockpiles, placed on the heap leach pad and in process and the recoverable silver in this material to determine the average costs of finished goods sold during the period. Changes in these estimates can result in a change in mine operating costs of future periods and carrying amounts of inventories. Refer to Note 10 for details.
•Depreciation and amortization rates for mineral properties, plant and equipment and mineral interests: Depreciation and amortization expenses are allocated based on assumed asset lives and depreciation and amortization rates. Should the asset life or depreciation rate differ from the initial estimate, an adjustment

PAN AMERICAN SILVER CORP.	26

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
would be made in the consolidated income statement prospectively. A change in the mineral reserve estimate for assets depreciated using the units of production method would impact depreciation expense prospectively.
•Estimation of decommissioning and reclamation costs and the timing of expenditures: The cost estimates are updated annually during the life of a mine to reflect known developments, (e.g. revisions to cost estimates and to the estimated lives of operations), and are subject to review at regular intervals. Decommissioning, restoration and similar liabilities are estimated based on the Company’s interpretation of current regulatory requirements, constructive obligations and are measured at the best estimate of expenditures required to settle the present obligation of decommissioning, restoration or similar liabilities that may occur upon decommissioning of the mine at the end of its productive life. The carrying amount is determined based on the net present value of estimated future cash expenditures for the settlement of decommissioning, restoration or similar liabilities that may occur upon decommissioning of the mine. Such estimates are subject to change based on changes in laws and regulations and negotiations with regulatory authorities. Refer to Note 15 for details on decommissioning and restoration costs.
•Income taxes and recoverability of deferred tax assets: In assessing the probability of realizing income tax assets recognized, the Company makes estimates related to expectations of future taxable income, applicable tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, the Company gives additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. The Company considers relevant tax planning opportunities that are within the Company’s control, are feasible and within management’s ability to implement. Examination by applicable tax authorities is supported based on individual facts and circumstances of the relevant tax position examined in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. Also, future changes in tax laws could limit the Company from realizing the tax benefits from the deferred tax assets. The Company reassesses unrecognized income tax assets at each reporting period.
•Provisions and contingencies: Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event the Company’s estimates of the future resolution of these matters change, the Company will recognize the effects of the changes in its consolidated financial statements on the date such changes occur. Refer to Note 28 for further discussion on contingencies.
7. MANAGEMENT OF CAPITAL

The Company’s objective when managing its capital is to maintain its ability to continue as a going concern while at the same time maximizing the growth of its business and providing returns to its shareholders. The Company’s capital structure consists of shareholders’ equity (comprising issued capital plus share option reserve plus deficit, plus investment revaluation reserve) with a balance of $2.6 billion as at December 31, 2021 (2020 - $2.6 billion). The Company manages its capital structure and makes adjustments based on changes to its economic environment and the risk characteristics of the Company’s assets. The Company’s capital requirements are effectively managed based on the Company having a thorough reporting, planning and forecasting process to help identify the funds required to ensure the Company is able to meet its operating and growth objectives.
The Company is not subject to externally imposed capital requirements and the Company’s overall objective with respect to capital risk management remains unchanged from the year ended December 31, 2020.

PAN AMERICAN SILVER CORP.	27

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
8. FINANCIAL INSTRUMENTS

a)Financial assets and liabilities by categories:

December 31, 2021	Amortized cost	FVTPL	Total
Financial Assets:
Cash and cash equivalents	$283,550	$—	$283,550
Trade receivables from provisional concentrates sales (1)	—	40,020	40,020
Receivable not arising from sale of metal concentrates (1)	76,902	—	76,902
Short-term investments	—	51,723	51,723
Derivative assets	—	3,995	3,995
	$360,452	$95,738	$456,190
Financial Liabilities:
Derivative liabilities	$—	$351	$351
Debt	$15,300	$—	$15,300
(1)Included in Trade and other receivables.

December 31, 2020	Amortized cost	FVTPL	Total
Financial Assets:
Cash and cash equivalents	$167,113	$—	$167,113
Trade receivables from provisional concentrates sales (1)	—	35,084	35,084
Receivable not arising from sale of metal concentrates (1)	84,486	—	84,486
Short-term investments	—	111,946	111,946
Derivative assets	—	7,812	7,812
	$251,599	$154,842	$406,441
Financial Liabilities:
Derivative liabilities	$—	$367	$367
(1)Included in Trade and other receivables.
b)Short-term investments in equity securities recorded at FVTPL
The Company’s short-term investments in equity securities are recorded at FVTPL. The (losses) gains from short-term investments in equity securities for the year ended December 31, 2021 and 2020 were as follows:

	2021	2020
Unrealized (losses) gains on short-term investments, equity securities	$(60,355)	$10,577
Realized gains on short-term investments, equity securities	633	51,562
	$(59,722)	$62,139
c)Derivative instruments
The Company's derivatives are comprised of foreign currency and commodity contracts. The gains on derivatives for the year ended December 31, 2021 and 2020 were comprised of the following:

	2021	2020
Gains on derivatives
Realized gains (losses) on derivatives	$9,156	$(2,594)
Unrealized (losses) gains on derivatives	(3,763)	6,137
	$5,393	$3,543

PAN AMERICAN SILVER CORP.	28

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
d)Fair value information
i)Fair Value Measurement
The categories of the fair value hierarchy that reflect the inputs to valuation techniques used to measure fair value are as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities;
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
Level 3: Inputs for the asset or liability based on unobservable market data
The levels in the fair value hierarchy into which the Company’s financial assets and liabilities that are measured and recognized on the consolidated statements of financial position at fair value on a recurring basis were categorized as follows:

	At December 31, 2021		At December 31, 2020
	Level 1	Level 2	Level 1	Level 2
Assets and Liabilities:
Short-term investments	$51,723	$—	$111,946	$—
Trade receivables from provisional concentrate sales	—	40,020	—	35,084
Derivative assets	—	3,995	—	7,812
Derivative liabilities	—	(351)	—	(367)
	$51,723	$43,664	$111,946	$42,529
The methodology and assessment of inputs for determining the fair value of financial assets and liabilities as well as the levels of hierarchy for the Company’s financial assets and liabilities measured at fair value remains unchanged from that at December 31, 2020.
ii)Valuation Techniques
 Short-term investments
The Company’s short-term investments and other investments are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy and are primarily equity securities. The fair value of the investment securities is calculated as the quoted market price of the investment and in the case of equity securities, the quoted market price multiplied by the quantity of shares held by the Company.
Derivative assets and liabilities
The Company’s derivative assets and liabilities were comprised of foreign currency and commodity contracts which are valued using observable market prices.
Trade Receivables from Provisional Concentrate Sales
A portion of the Company’s trade receivables arose from provisional concentrate sales and are valued using quoted market prices based on the forward London Metal Exchange for copper, zinc and lead and the London Bullion Market Association P.M. fix for gold and silver.

PAN AMERICAN SILVER CORP.	29

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
e)Financial Instruments and related risks
The Company has exposure to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth and shareholder returns. The principle financial risks to which the Company is exposed are:
i)Credit risk
ii)Liquidity risk
iii)Market risk
1. Currency risk
2. Interest rate risk
3. Price risk
The Company’s Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework and reviews the Company’s policies on an ongoing basis.
i)Credit Risk
Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s trade receivables. The carrying value of trade receivables represents the maximum credit exposure.
The Company has concentrate contracts to sell the zinc, lead, copper and silver concentrates produced by the Huaron, Morococha, San Vicente and La Colorada mines. Concentrate contracts are a common business practice in the mining industry. The terms of the concentrate contracts may require the Company to deliver concentrate that has a value greater than the payment received at the time of delivery, thereby introducing the Company to credit risk of the buyers of concentrates. Should any of these counterparties not honour purchase arrangements, or should any of them become insolvent, the Company may incur losses for products already shipped and be forced to sell its concentrates on the spot market or it may not have a market for its concentrates and therefore its future operating results may be materially adversely impacted. At December 31, 2021, the Company had receivable balances associated with buyers of its concentrates of $40.0 million (2020 - $35.1 million). The vast majority of the Company’s concentrate is sold to five well-known concentrate buyers.
Doré production from La Colorada, Dolores, Manantial Espejo, Shahuindo, La Arena, Bell Creek and Timmins is refined under long-term agreements with fixed refining terms at five separate refineries worldwide. The Company generally retains the risk and title to the precious metals throughout the process of refining and therefore is exposed to the risk that the refineries will not be able to perform in accordance with the refining contract and that the Company may not be able to fully recover precious metals in such circumstances. At December 31, 2021, the Company had approximately $52.3 million (2020 - $61.8 million) of value contained in precious metal inventory at refineries. The Company maintains insurance coverage against the loss of precious metals at the Company’s mine sites, in-transit to refineries and while at the refineries. Risk is transferred to the refineries upon delivery.
The Company maintains trading facilities with several banks and bullion dealers for the purposes of transacting the Company’s metal sales. None of these facilities are subject to margin arrangements. The Company’s trading activities can expose the Company to the credit risk of its counterparties to the extent that the trading positions have a positive mark-to-market value. However, the Company maintains an active credit management and monitoring program to minimize the risk of excessive credit risk concentration with any single counterparty.
Refined silver and gold are sold in the spot market to various bullion traders and banks. Credit risk may arise from these activities if the Company is not paid for metal at the time it is delivered, as required by spot sale contracts.
Supplier advances for products and services yet to be provided are a common practice in some jurisdictions in which we operate. These advances represent a credit risk to us to the extent that suppliers

PAN AMERICAN SILVER CORP.	30

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
do not deliver products or perform services as expected. As at December 31, 2021, we had made $11.2 million of supplier advances (2020 - $8.2 million), which are reflected in “Trade and other receivables” on the consolidated statements of financial position.
Management constantly monitors and assesses the credit risk resulting from its refining arrangements, concentrate sales and commodity contracts with its refiners, trading counterparties and customers. Furthermore, management carefully considers credit risk when allocating prospective sales and refining business to counterparties. In making allocation decisions, management attempts to avoid unacceptable concentration of credit risk to any single counterparty.
Cash and cash equivalents, trade accounts receivable and other receivables that represent the maximum credit risk to the Company consist of the following:

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$283,550	$167,113
Trade accounts receivable (1)	40,020	35,084
Supplier advances (1)	11,228	8,186
Employee loans (1)	667	552
(1)Included in Trade and other receivables.
The Company invests its cash and cash equivalents, which also has credit risk, with the objective of maintaining safety of principal and providing adequate liquidity to meet all current payment obligations.
ii)Liquidity Risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows. The Company has in place a rigorous planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its expansion plans. The Company strives to maintain sufficient liquidity to meet its short-term business requirements, taking into account its anticipated cash flows from operations, its holdings of cash and short-term investments, and its committed loan facilities.
In the normal course of business, the Company enters into contracts that give rise to commitments for future minimum payments. The following tables summarize the remaining contractual maturities of the Company's financial liabilities and operating and capital commitments on an undiscounted basis:

Payments due by period 2021
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Accounts payable and accrued liabilities other than:	$275,629	$—	$—	$—	$275,629
Severance accrual	26,695	404	33	4,450	31,582
Employee compensation	3,763	—	—	—	3,763
Total accounts payable and accrued liabilities	306,087	404	33	4,450	310,974
Income taxes payable	59,133	—	—	—	59,133
Loss on derivatives	351	—	—	—	351
Debt
Repayment of principal	3,400	6,800	5,100	—	15,300
Interest and standby fees	2,613	4,867	1,432	—	8,912
Provisions (1)(2)	2,738	2,553	—	—	5,291
Future employee compensation	3,352	9,058	—	—	12,410
Total contractual obligations (2)	$377,674	$23,682	$6,565	$4,450	$412,371
(1)Total litigation provision (Note 15).
(2)Amounts above do not include payments related to closure and decommissioning (current $5.3 million, long-term $237.6 million) discussed in Note 15, the $20.8 million deferred credit arising from the Navidad acquisition discussed in Note 18, and deferred tax liabilities of $184.8 million in Note 27.

PAN AMERICAN SILVER CORP.	31

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)

Payments due by period 2020
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Accounts payable and accrued liabilities other than:	$272,266	$—	$—	$—	$272,266
Severance accrual	2,935	3,711	1,120	76	7,842
Employee compensation	6,737	—	—	—	6,737
Total accounts payable and accrued liabilities	281,938	3,711	1,120	76	286,845
Income taxes payable	54,556	—	—	—	54,556
Loss on derivatives	367	—	—	—	367
Debt
Interest and standby fees	2,110	2,294	—	—	4,404
Provisions (1)(2)	3,648	3,109	85	1	6,843
Future employee compensation	4,396	11,468	—	—	15,864
Total contractual obligations (2)	$347,015	$20,582	$1,205	$77	$368,879
(1)Total litigation provision (Note 15).
(2)Amounts above do not include payments related to closure and decommissioning (current $8.4 million, long-term $226.7 million) discussed in Note 15, the $20.8 million deferred credit arising from the Navidad acquisition discussed in Note 18, and deferred tax liabilities of $175.3 million in Note 27.
There was no significant change to the Company’s exposure to liquidity risk during the year ended December 31, 2021.
iii)Market Risk
1.Currency Risk
The Company reports its financial statements in USD; however, the Company operates in jurisdictions that utilize other currencies. As a consequence, the financial results of the Company’s operations as reported in USD are subject to changes in the value of the USD relative to local currencies. Since the Company’s sales are denominated in USD and a portion of the Company’s operating costs and capital spending are in local currencies, the Company is negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse.
At December 31, 2021, the Company had outstanding positions on its foreign currency exposure of Mexican peso ("MXN"), Peruvian sol ("PEN") and Canadian dollar ("CAD") purchases. The Company recorded losses of $0.2 million, $3.7 million, and gains of $0.9 million, respectively, on MXN, PEN and CAD derivative contracts for the year ended December 31, 2021 (2020 - gains of $1.6 million, losses of $2.2 million, and losses of $0.6 million, respectively).
The Company’s net earnings are affected by the revaluation of its monetary assets and monetary liabilities at each balance sheet date. The Company has reviewed its monetary assets and monetary liabilities and is exposed to foreign exchange risk through financial assets and liabilities and deferred income tax liabilities denominated in currencies other than USD, as shown in the table below. The Company estimates that a 10% change in the exchange rate of the foreign currencies in which its December 31, 2021 non-USD net monetary liabilities were denominated would result in an income before taxes change of about $23.0 million (2020 - $13.8 million).

PAN AMERICAN SILVER CORP.	32

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
The Company is exposed to currency risk through the following financial assets and liabilities, and deferred income tax assets and liabilities denominated in foreign currencies:

At December 31, 2021	Cash and short-term investments	Other current and non-current assets	Income taxes receivable (payable), current and non- current	Accounts payable and accrued liabilities and non- current liabilities	Deferred tax assets and liabilities
Canadian Dollar	$60,507	$3,389	$—	$(27,448)	$—
Mexican Peso	1,159	7,681	(14,930)	(25,985)	(64,584)
Argentine Peso	12,488	20,358	1,502	(19,525)	(13)
Bolivian Boliviano	8,397	499	(7,943)	(23,914)	(6,954)
European Euro	49	—	—	—	—
Peruvian Sol	8,585	17,295	(22,207)	(54,953)	(94,367)
Guatemala quetzal	169	539	(91)	(9,919)	—
	$91,354	$49,761	$(43,669)	$(161,744)	$(165,918)

At December 31, 2020	Cash and short-term investments	Other current and non-current assets	Income taxes receivable (payable), current and non- current(1)	Accounts payable and accrued liabilities and non- current liabilities	Deferred tax assets and liabilities(1)
Canadian Dollar	$117,956	$4,952	$—	$(24,310)	$—
Mexican Peso	1,020	29,895	3,550	(45,050)	(73,017)
Argentine Peso	7,175	16,878	1,513	(14,543)	—
Bolivian Boliviano	571	218	(3,159)	(19,402)	(7,700)
European Euro	3	—	—	—	—
Peruvian Sol	13,917	26,257	(39,296)	(54,672)	(77,810)
Guatemala quetzal	453	677	—	(4,559)	—
	$141,095	$78,877	$(37,392)	$(162,536)	$(158,527)
(1)Recast comparative to be consistent with current presentation.
2.Interest Rate Risk
Interest rate risk is the risk that the fair values and future cash flows of the Company will fluctuate because of changes in market interest rates. The average interest rate earned by the Company during the year ended December 31, 2021 on its cash and short-term investments was 0.7% (2020 - 0.9%). A 10% increase or decrease in the interest earned from financial institutions on cash and short-term investments would not result in a change in the Company’s earnings before income taxes (2020 – $0.1 million).
On August 10, 2021 the Company entered into an amendment agreement to amend and extend its $500 million credit facility, with a maturity date of February 1, 2023 (the "Credit Facility"), into a $500 million sustainability-linked credit facility, with a maturity date of August 8, 2025 (the "Sustainability-Linked Credit Facility") (Note 17). There were no amounts drawn during the year ended December 31, 2021 on either the Sustainability-Linked Credit Facility or the Credit Facility. The amounts drawn on the Credit Facility incurred an average interest rate of 2.6% during the year ended December 31, 2020.
At December 31, 2021, the Company has $30.6 million in lease obligations (2020 - $33.6 million), that are subject to an annualized interest rate of 10.6% (2020 - 9.3%).
3.Price Risk
Metal price risk is the risk that changes in metal prices will affect the Company’s income or the value of its related financial instruments. The Company derives its revenue from the sale of silver, gold, lead, copper, and zinc. The Company’s sales are directly dependent on metal prices that have shown

PAN AMERICAN SILVER CORP.	33

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
significant volatility and are beyond the Company’s control. Consistent with the Company’s mission to provide equity investors with exposure to changes in precious metal prices, the Company’s current policy is to not hedge the price of precious metal.
During the year ended December 31, 2021, the Company entered into collars made up of put and call contracts for its exposure to copper but had no contracts outstanding as at December 31, 2021. The Company recorded losses of $1.1 million on copper contracts during the year ended December 31, 2021. The Company did not enter into copper contracts during the year ended December 31, 2020.
As at December 31, 2021, the Company entered into collars made up of put and call contracts for its exposure to zinc but had no contracts outstanding as at December 31, 2021. The Company recorded gains of $0.1 million during the year ended December 31, 2021.
At December 31, 2021, the Company had outstanding positions of diesel swap contracts designated to fix or limit the Company’s exposure to higher fuel prices (the “Diesel fuel swaps”). The Company recorded gains of $9.4 million on Diesel fuel swaps during the year ended December 31, 2021 (2020 - gains of $4.7 million).
A 10% increase in all metal prices as at December 31, 2021, would result in an increase of approximately $165.1 million (2020 – $138 million) in the Company’s revenues. A 10% decrease in all metal prices as at the same period would result in a decrease of approximately $166.4 million (2020 - $138.2 million) in the Company’s revenues. The Company also enters into provisional concentrate contracts to sell the zinc, lead and copper concentrates. We have provisionally priced sales for which price finalization, referenced to the relevant zinc, lead, copper and silver index, is outstanding at the balance sheet date. A 10% increase in metals prices on open positions of zinc, lead, copper and silver for provisional concentrate contracts for the year ended December 31, 2021 would result in an increase of approximately $7.2 million (2020 - $4.6 million) in the Company’s before tax earnings, which would be reflected in 2021 results. A 10% decrease in metal prices for the same period would result in a decrease of approximately $7.2 million (2020 - $4.6 million) in the Company’s before tax earnings.
The Company mitigates the price risk associated with its base metal production by committing some of its forecasted base metal production from time to time under forward sales and option contracts. The Board of Directors continually assesses the Company’s strategy towards its base metal exposure, depending on market conditions.
9. SHORT-TERM INVESTMENTS

	December 31, 2021			December 31, 2020
	Fair Value	Cost	Accumulated unrealized holding gains	Fair Value	Cost	Accumulated unrealized holding gains
Short-term investments	$51,723	$20,419	$31,304	$111,946	$20,419	$91,527

PAN AMERICAN SILVER CORP.	34

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
10. INVENTORIES

Inventories consist of:

	December 31, 2021	December 31, 2020
Concentrate	$30,647	$19,104
Stockpile	43,216	30,063
Heap leach and in process	286,266	219,334
Doré and finished	81,448	77,489
Materials and supplies	84,529	84,556
Total inventories	$526,106	$430,546
Less: current inventories	$(500,462)	$(406,191)
Non-current inventories(1)	$25,644	$24,355
(1)Inventories at Escobal mine, which include $18.3 million (2020 - $17.1 million) in supplies with the remainder attributable to metals, have been classified as non-current pending the restart of operations.
Total inventories held at net realizable value amounted to $203.7 million at December 31, 2021 (December 31, 2020 – $215.5 million). The Company recorded write-downs of $8.7 million for the year ended December 31, 2021 (2020 – recoveries of $16.2 million) which were included in cost of sales (Note 20).
A portion of the stockpile ore amounting to $4.5 million (2020 - $2.7 million) and a portion of the heap leach inventory amounting to $185.1 million (2020 - $147.0 million) are expected to be recovered or settled after more than twelve months.
11. MINERAL PROPERTIES, PLANT AND EQUIPMENT

Acquisition costs of investment and non-producing properties together with costs directly related to mine development expenditures are capitalized. Exploration expenditures on investment and non-producing properties are charged to expense in the period they are incurred.
Capitalization of evaluation expenditures commences when there is a high degree of confidence in the project’s viability and hence it is probable that future economic benefits will flow to the Company. Evaluation expenditures, other than that acquired from the purchase of another mining company, are carried forward as an asset provided that such costs are expected to be recovered in full through successful development and exploration of the area of interest, or alternatively by its sale. Evaluation expenditures include delineation drilling, metallurgical evaluations, and geotechnical evaluations amongst others.

PAN AMERICAN SILVER CORP.	35

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Mineral properties, plant and equipment consist of:

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration and Evaluation	Plant and Equipment	Total
Carrying value
As at January 1, 2021
Net of accumulated depreciation	$996,745	$307,080	$431,650	$679,531	$2,415,006
Additions	210,484	31,971	7,253	16,766	266,474
Disposals	(2,770)	—	(12,315)	(4,542)	(19,627)
Depreciation and amortization (1)	(166,116)	(770)	—	(136,072)	(302,958)
Depreciation charge captured in inventory	(21,249)	—	—	—	(21,249)
Transfers	90,571	(9,522)	(93)	(80,956)	—
Closure and decommissioning – changes in estimate (Note 15)	6,905				6,905
As at December 31, 2021	$1,114,570	$328,759	$426,495	$474,727	$2,344,551
Cost as at December 31, 2021	$3,140,594	$343,705	$839,427	$1,288,392	$5,612,118
Accumulated depreciation and impairments	(2,026,024)	(14,946)	(412,932)	(813,665)	(3,267,567)
Carrying value – December 31, 2021	$1,114,570	$328,759	$426,495	$474,727	$2,344,551
(1)Includes $nil of depreciation and amortization included in mine care and maintenance for the year ended December 31, 2021.

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration and Evaluation	Plant and Equipment	Total
Carrying value
As at January 1, 2020
Net of accumulated depreciation	$950,752	$331,549	$450,926	$771,674	$2,504,901
Additions	142,463	17,159	631	30,971	191,224
Disposals	(235)	(38)	(14,315)	(382)	(14,970)
Depreciation and amortization (1)	(125,277)	(1,059)	—	(146,108)	(272,444)
Depreciation charge captured in inventory	(29,618)	—	—	—	(29,618)
Transfers	22,747	(40,531)	(5,592)	23,376	—
Closure and decommissioning – changes in estimate (Note 15)	35,913	—	—	—	35,913
As at December 31, 2020	$996,745	$307,080	$431,650	$679,531	$2,415,006
Cost as at December 31, 2020	$2,753,136	$321,639	$844,487	$1,461,678	$5,380,940
Accumulated depreciation and impairments	(1,756,391)	(14,559)	(412,837)	(782,147)	(2,965,934)
Carrying value – December 31, 2020	$996,745	$307,080	$431,650	$679,531	$2,415,006
(1)Includes $18.0 million of depreciation and amortization included in mine care and maintenance for the year ended December 31, 2020.

PAN AMERICAN SILVER CORP.	36

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)

	December 31, 2021			December 31, 2020
	Cost	Accumulated Depreciation and Impairment	Carrying Value	Cost	Accumulated Depreciation and Impairment	Carrying Value
Producing properties:
Huaron, Peru	$224,700	$(141,902)	$82,798	$218,270	$(135,932)	$82,338
Morococha, Peru	277,105	(188,821)	88,284	267,705	(175,844)	91,861
Shahuindo, Peru	590,096	(132,727)	457,369	546,643	(86,855)	459,788
La Arena, Peru	208,306	(105,006)	103,300	170,401	(66,313)	104,088
La Colorada, Mexico	355,471	(185,684)	169,787	308,378	(164,443)	143,935
Dolores, Mexico (1)	1,738,040	(1,350,908)	387,132	1,709,105	(1,228,492)	480,613
Manantial Espejo, Argentina (2)	518,931	(500,244)	18,687	513,626	(485,036)	28,590
San Vicente, Bolivia	151,045	(110,829)	40,216	144,790	(101,408)	43,382
Timmins, Canada	335,488	(103,903)	231,585	307,243	(75,902)	231,341
Other	29,804	(19,664)	10,140	28,653	(18,313)	10,340
	$4,428,986	$(2,839,688)	$1,589,298	$4,214,814	$(2,538,538)	$1,676,276
Non-Producing Properties:
Land	$6,373	$(871)	$5,502	$6,758	$(1,254)	$5,504
Navidad, Argentina (3)	566,577	(376,101)	190,476	566,577	(376,101)	190,476
Escobal, Guatemala	257,390	(1,842)	255,548	259,198	(1,072)	258,126
Timmins, Canada	63,018	—	63,018	71,099	—	71,099
Shahuindo, Peru	3,549	—	3,549	6,079	—	6,079
La Arena, Peru	117,005	—	117,005	117,000	—	117,000
Minefinders, Mexico	78,443	(36,975)	41,468	80,239	(36,975)	43,264
La Colorada, Mexico	55,370	—	55,370	21,589	—	21,589
Morococha, Peru	2,981	—	2,981	5,054	—	5,054
Other	32,426	(12,090)	20,336	32,533	(11,994)	20,539
	$1,183,132	$(427,879)	$755,253	$1,166,126	$(427,396)	$738,730
Total	$5,612,118	$(3,267,567)	$2,344,551	$5,380,940	$(2,965,934)	$2,415,006
(1)Includes previously recorded impairment charges of $748.9 million at December 31, 2021 (2020 - $748.9 million).
(2)Includes previously recorded impairment charges of $173.3 million at December 31, 2021 (2020 - $173.3 million).
(3)Includes previously recorded impairment charges of $376.1 million at December 31, 2021 (2020 - $376.1 million).
Disposal
On June 28, 2021, the Company completed the sale of a portfolio of six precious metals royalties to Maverix and another counterparty for total consideration of $9.5 million in cash and 491,071 common shares in Maverix valued at $2.6 million (Note 12). As a result, the Company recorded a gain of $0.8 million during the year ended December 31, 2021 in gains on sale of mineral properties, plant and equipment.
On July 12, 2021, the Company completed the sale of 100% of its interest in the Waterloo silver-barite project for consideration of $33.5 million in cash and the retention of a 2% net smelter royalty on any future production of minerals from this project. The Company realized a gain on disposal of $32.5 million for the year ended December 31, 2021.

PAN AMERICAN SILVER CORP.	37

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
12. INVESTMENTS IN ASSOCIATES

The following table shows a continuity of the Company's investments in associates:

	2021	2020
Maverix investment, December 31, 2020	$71,560	$84,319
Acquisition (disposition) of shares in associate	2,616	(23,467)
Adjustment for change in ownership interest	(22)	1,489
Dividends	(1,220)	(1,310)
Dilution (losses) gains	(34)	9,160
Income from associate	4,510	1,369
Maverix investment, December 31, 2021	$77,410	$71,560
Other investment, December 31, 2021	1,247	—
Total investment in associates, December 31, 2021	$78,657	$71,560
Investment in Maverix:
On June 5, 2020, the Company completed a Secondary Offering pursuant to an underwriting agreement dated May 29, 2020 between Maverix, the Company, and a syndicate of underwriters (the "Secondary Offering"). As part of the Secondary Offering, the Company sold 10,350,000 common shares of Maverix at a price of $4.40 per common share for aggregate gross proceeds of $45.5 million and paid underwriting fees equal to 4% of the gross proceeds equal to $1.9 million.
Concurrent with the Secondary Offering, the Company acquired ownership or control of an additional 8,250,000 common shares of Maverix through the exercise of its remaining 8,250,000 common share purchase warrants in Maverix (the "Warrants"). 5,000,000 Warrants had an exercise price of $1.56 and 3,250,000 Warrants had an exercise price of $2.408. Maverix received gross proceeds of approximately $15.6 million. As a result, the Company de-recognized the remaining warrant liability representing in substance ownership of Maverix.
The Company's share of Maverix income or loss was recorded, based on its 17% interest during the year ended December 31, 2021 (26% from January 1, 2020 to June 5, 2020, 18% from June 6, 2020 to October 29, 2020, and 17% from October 30, 2020 to December 31, 2020), representing the Company’s equity interest.
Deferred Revenue:
Deferred revenue relates to precious metal streams whereby the Company will sell 100% of the future gold production from La Colorada and 5% of the future gold production from La Bolsa, which is in the exploration stage, to Maverix for $650 and $450 per ounce, respectively (the "Streams").
The deferred revenue related to the Streams will be recognized as revenue by the Company as the gold ounces are delivered to Maverix. As at December 31, 2021, the deferred revenue liability was $12.5 million (December 31, 2020 - $13.3 million).
13. GOODWILL AND OTHER ASSETS

Other assets consist of:

	December 31, 2021	December 31, 2020
Goodwill	$2,775	$2,775
Other assets	1,124	1,396
	$3,899	$4,171

PAN AMERICAN SILVER CORP.	38

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
14. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of:

	December 31, 2021	December 31, 2020
Trade accounts payable(1)	$77,461	$80,280
Royalty payables	24,113	18,166
Other accounts payable and accrued liabilities	107,207	94,600
Payroll and severance liabilities	64,968	56,715
Value added tax liabilities	12,006	11,208
Other tax payables	20,332	20,969
	$306,087	$281,938
(1)No interest is charged on the trade accounts payable ranging from 30 to 60 days from the invoice date. The Company has policies in place to ensure that all payables are paid within the credit terms.
15. PROVISIONS

	Closure and Decommissioning	Litigation	Total
December 31, 2019	$188,455	$6,929	$195,384
Revisions in estimates and obligations incurred	40,857	—	40,857
Charged (credited) to earnings:
-new provisions	—	2,402	2,402
-change in estimate	—	(1,754)	(1,754)
-exchange gains on provisions	—	(569)	(569)
-utilized in the year	—	(165)	(165)
Reclamation expenditures	(2,462)	—	(2,462)
Accretion expense (Note 22)	8,260	—	8,260
December 31, 2020	$235,110	$6,843	$241,953
Revisions in estimates and obligations incurred	6,278	—	6,278
Charged (credited) to earnings:
-new provisions	—	6,376	6,376
-change in estimate	—	(1,801)	(1,801)
-exchange gains on provisions	—	(389)	(389)
-utilized in the period	—	(5,738)	(5,738)
Reclamation expenditures	(5,997)	—	(5,997)
Accretion expense (Note 22)	7,470	—	7,470
December 31, 2021	$242,861	$5,291	$248,152

Maturity analysis of total provisions:	December 31, 2021	December 31, 2020
Current	$8,041	$12,066
Non-Current	240,111	229,887
	$248,152	$241,953

PAN AMERICAN SILVER CORP.	39

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Closure and Decommissioning Cost Provision
The total inflated and undiscounted amount of estimated cash flows required to settle the Company’s estimated future closure and decommissioning costs is $413.0 million (2020 - $330.6 million), which has been inflated using inflation rates of between 1% and 5% (2020 – between 0% and 4%). The total provision for closure and decommissioning cost is calculated using discount rates of between 1% and 9% (2020 - between 0% and 8%). Revisions made to the reclamation obligations in 2021 were primarily a result of increased site disturbance at the mines as well as revisions to the estimate based on periodic reviews of closure plans, actual expenditures incurred and concurrent closure activities completed. These obligations will be funded from operating cash flows, reclamation deposits and cash on hand.
The accretion expense charged to 2021 earnings as finance expense was $7.5 million (2020 - $8.3 million). Reclamation expenditures paid during the current year were $6.0 million (2020 - $2.5 million).
Litigation Provision
The litigation provision, as at December 31, 2021 and 2020, consists primarily of amounts accrued for labour claims at several of the Company’s mine operations. The balance of $5.3 million at December 31, 2021 (2020 - $6.8 million) represents the Company’s best estimate for all known and anticipated future obligations related to the above claims. The amount and timing of any expected payments are uncertain as their determination is outside the control of the Company.
16. LEASES

a.Right-of-use assets ("ROU")
The following table summarizes changes in ROU assets for the year ended December 31, 2021, which have been recorded in mineral properties, plant and equipment on the consolidated statements of financial position:

	December 31, 2021	December 31, 2020
Opening net book value	$33,543	$43,361
Additions	9,924	5,534
Depreciation	(12,444)	(14,244)
Other	(1,527)	(1,108)
Closing net book value	$29,496	$33,543
b.Lease obligations
The following table presents a reconciliation of the Company's undiscounted cash flows at December 31, 2021 and December 31, 2020 to their present value for the Company's lease obligations:

	December 31, 2021	December 31, 2020
Within one year	$11,690	$13,505
Between one and five years	16,676	17,902
Beyond five years	16,934	19,255
Total undiscounted lease obligations	45,300	50,662
Less future interest charges	(14,739)	(17,097)
Total discounted lease obligations	$30,561	$33,565
Less: current portion of lease obligations	(10,663)	(12,829)
Non-current portion of lease obligations	$19,898	$20,736

PAN AMERICAN SILVER CORP.	40

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
17. DEBT

	December 31, 2021	December 31, 2020
Loan	$15,300	$—
Less: current Loan	$(3,400)	$—
Non-current Loan	$11,900	$—
In June 2021, a wholly-owned Peruvian subsidiary of the Company entered into a Loan for the purpose of certain construction financing. The Loan is denominated in USD, has a five-year term with quarterly repayments and bears interest of 3.6% per annum.
On August 10, 2021, Pan American Silver Corp. entered into an amendment agreement to amend and extend the Credit Facility into the Sustainability-Linked Credit Facility. The Sustainability-Linked Credit Facility features a pricing mechanism allowing for pricing adjustments on drawn and undrawn balances based on sustainability performance ratings and scores published by MSCI and S&P Global. The Sustainability-Linked Credit Facility matures on August 8, 2025 and does not include a minimum tangible net worth financial covenant, which was a condition of the previous Credit Facility. In addition, the financial covenants continue to include the requirement for the Company to maintain: (i) a leverage ratio less than or equal to 3.5:1; and (ii) an interest coverage ratio more than or equal to 3.0:1. The Sustainability-Linked Credit Facility and Credit Facility were undrawn at December 31, 2021 and December 31, 2020, respectively. As of December 31, 2021, the Company was in compliance with all covenants required by the Sustainability-Linked Credit Facility.
The Sustainability-Linked Credit Facility can be drawn down at any time to finance the Company’s working capital requirements, acquisitions, investments and for general corporate purposes. Subject to pricing adjustment based on sustainability performance ratings and scores, any amounts drawn under the Sustainability-Linked Credit Facility will incur interest at LIBOR plus 1.825% to 2.80%. Undrawn amounts are subject to a stand-by fee of 0.41% to 0.63% per annum, dependent on the Company's leverage ratio and sustainability performance ratings and scores.
The Company did not draw from these credit facilities during the year ended December 31, 2021 and incurred $2.1 million in standby charges on undrawn amounts. During the year ended December 31, 2020, the Company incurred $2.2 million in standby charges on undrawn amounts and $5.0 million in interest at an average interest rate of 2.6% on drawn amounts under these facilities.
18. OTHER LONG-TERM LIABILITIES

Other long term liabilities consist of:

	December 31, 2021	December 31, 2020
Deferred credit(1)	$20,788	$20,788
Other tax payables	16	54
Severance liabilities	4,887	6,231
	$25,691	$27,073
(1)Represents the obligation to deliver future silver production of Navidad pursuant to a silver stream contract.

PAN AMERICAN SILVER CORP.	41

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
19. SHARE CAPITAL AND EMPLOYEE COMPENSATION PLANS

a.Stock options and common shares issued as compensation ("Compensation Shares")
For the year ended December 31, 2021, the total share-based compensation expense relating to stock options and Compensation Shares was $5.1 million (2020 - $3.0 million) and is presented as a component of general and administrative expense.
•Stock options
During the year ended December 31, 2021, the Company granted 53,115 (2020 – 7,605 stock options) stock options.
During the year ended December 31, 2021, the Company issued 65,780 common shares in connection with the exercise of stock options (2020 – 329,379 common shares in connection with the exercise of 329,711 stock options).
•Compensation shares
During the year ended December 31, 2021, the Company issued 9,646 common shares to Directors in lieu of Directors' fees of $0.3 million (2020 - 9,883 common shares in lieu of fees of $0.2 million).
The following table summarizes changes in stock options for the years ended December 31:

	Stock Options
	Shares	Weighted Average Exercise Price CAD$
As at December 31, 2019	1,143,348	$33.84
Granted	7,605	$39.48
Exercised	(329,711)	$19.23
Expired	(482,438)	$53.41
Forfeited	(21,387)	$43.08
As at December 31, 2020	317,417	$18.78
Granted	53,115	30.70
Exercised	(65,780)	$11.77
Expired	(2,162)	41.62
Forfeited	(23,587)	$32.27
As at December 31, 2021	279,003	$21.38
The following table summarizes information about the Company's stock options outstanding at December 31, 2021:

	Options Outstanding			Options Exercisable
Range of Exercise Prices CAD$	Number Outstanding as at December 31, 2021	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price CAD$	Number Outstanding as at December 31, 2021	Weighted Average Exercise Price CAD$
$9.76 - $17.11	48,458	0.9	$11.59	48,458	$11.59
$17.12 - $24.46	143,896	3.4	$18.90	143,896	$18.90
$24.47 - $31.81	74,720	6.4	$29.50	21,605	$26.54
$31.82 - $41.62	11,929	3.9	$40.26	8,128	$40.62
	279,003	3.8	$21.38	222,087	$18.84

PAN AMERICAN SILVER CORP.	42

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
The following assumptions were used in the Black-Scholes option pricing model in determining the fair value of options granted during the years ended December 31:

	2021	2020
Expected life	4.0	4.0
Expected volatility	44.0%	37.9%
Expected dividend yield	2.4%	1.1%
Risk-free interest rate	1.9%	0.8%
Weighted average exercise price (CAD$)	$30.70	$39.45
Weighted average fair value (CAD$)	$9.39	$15.80
b.PSUs
PSUs are notional share units that mirror the market value of the Company’s common shares. Each vested PSU entitles the participant to a cash payment equal to the value of an underlying share, less applicable taxes, at the end of the term, plus the cash equivalent of any dividends distributed by the Company during the three-year performance period. PSU grants will vest on the date that is three years from the date of grant subject to certain exceptions. Performance results at the end of the performance period relative to predetermined performance criteria and the application of the corresponding performance multiplier determine how many PSUs vest for each participant. The Board of Directors approved the issuance of 79,417 PSUs for 2021 with a share price of CAD $32.72 (2020 - 62,920 PSUs approved at a share price of CAD $39.51). Compensation expense for PSUs was $1.9 million for the year ended December 31, 2021 (2020 - $4.2 million) and is presented as a component of general and administrative expense.
At December 31, 2021, the following PSUs were outstanding:

PSU	Number Outstanding	Fair Value
As at December 31, 2019	247,601	$5,896
Granted	62,920	1,942
Paid out	(54,962)	(2,626)
Change in value	—	3,658
As at December 31, 2020	255,559	$8,870
Granted	79,417	2,049
Paid out	(117,328)	(4,539)
Forfeited	—	—
Change in value	—	(901)
As at December 31, 2021	217,648	$5,479
c.RSUs
Under the Company’s RSU plan, selected employees are granted RSUs where each RSU has a value equivalent to one Pan American common share. At the time of settlement, the Board of Directors has the discretion to settle the RSUs with cash or common shares. The RSUs vest in three installments, the first 33.3% vest on the first anniversary date of the grant, the second 33.3% vest on the second anniversary date of the grant, and a further 33.3% vest on the third anniversary date of the grant. Additionally, RSU value is adjusted to reflect dividends paid on common shares over the vesting period.
Compensation expense for RSUs was $1.8 million for the year ended December 31, 2021 (2020 – $5.0 million) and is presented as a component of general and administrative expense.

PAN AMERICAN SILVER CORP.	43

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
At December 31, 2021, the following RSUs were outstanding:

RSU	Number Outstanding	Fair Value
As at December 31, 2019	299,216	$7,107
Granted	261,224	6,302
Paid out	(148,049)	(4,762)
Forfeited	(15,819)	(545)
Change in value	—	5,628
As at December 31, 2020	396,572	$13,730
Granted	240,366	5,818
Paid out	(197,320)	(4,829)
Forfeited	(13,218)	(329)
Change in value	—	(3,699)
As at December 31, 2021	426,400	$10,691
d.Issued share capital
The Company is authorized to issue 400,000,000 common shares without par value.
e.Dividends
The Company declared the following dividends for the years ended December 31, 2021 and 2020:

Declaration date	Record date	Dividend per common share
February 23, 2022 (1)	March 7, 2022	$0.12
November 9, 2021	November 22, 2021	$0.10
August 10, 2021	August 23, 2021	$0.10
May 12, 2021	May 25, 2021	$0.07
February 17, 2021	March 1, 2021	$0.07
November 4, 2020	November 16, 2020	$0.07
August 5, 2020	August 17, 2020	$0.05
May 6, 2020	May 19, 2020	$0.05
February 19, 2020	March 2, 2020	$0.05
(1)These dividends were declared subsequent to the year end and have not been recognized as distributions to owners during the period presented.
f.CVRs
As part of the acquisition of Tahoe Resources Inc ("Tahoe"), on February 22, 2019, the Company issued 313,887,490 Contingent Value Rights ("CVRs"), with a term of 10 years, which were convertible into 15,600,208 common shares upon the first commercial shipment of concentrate following the restart of operations at the Escobal mine. As of December 31, 2021 and 2020, there were 313,883,990 CVRs outstanding which were convertible into 15,600,034 common shares.

PAN AMERICAN SILVER CORP.	44

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
20. PRODUCTION COSTS

Production costs are comprised of the following:

	2021	2020
Materials and consumables	$381,446	$284,215
Salaries and employee benefits (1)	317,081	262,753
Contractors	226,095	125,242
Utilities	48,675	39,242
Other (recovery) expense	34,165	18,198
Changes in inventories (2)	(81,983)	(32,978)
	$925,479	$696,672
(1)Employee compensation and benefits expense is comprised of:

	2021	2020
Wages, salaries and bonuses	$352,736	$317,668
Share-based compensation	5,128	3,024
Total employee compensation and benefit expenses	357,864	320,692
Less: Expensed within Care and Maintenance expenses	(4,310)	(37,695)
Less: Expensed within General and Administrative expenses	(31,230)	(17,180)
Less: Expensed within Exploration expenses	(5,243)	(3,064)
Employee compensation and benefits expenses included in production costs	$317,081	$262,753
(2)Includes NRV adjustments to inventory to increase production costs by $8.7 million for the year ended December 31, 2021 (2020 - reduce by $16.2 million).
21. MINE CARE AND MAINTENANCE

	2021	2020
COVID-19 mine care and maintenance expenses (1)	$—	$58,323
COVID-19 mine care and maintenance depreciation	—	17,975
Total COVID 19 mine care and maintenance	—	76,298
Mine care and maintenance expenses	31,780	25,807
	$31,780	$102,105
(1)As a result of the temporary suspension of mines due to COVID-19 (Note 5f).
22. INTEREST AND FINANCE EXPENSE

	2021	2020
Interest expense	$3,660	$9,216
Finance fees	5,068	2,628
Accretion expense (Note 15)	7,470	8,260
	$16,198	$20,104

PAN AMERICAN SILVER CORP.	45

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
23. EARNINGS PER SHARE

For the year ended December 31		2021		2020
	Earnings (1) (Numerator)	Shares (000’s) (Denominator)	Per-Share Amount	Earnings (Numerator)	Shares (000’s) (Denominator)	Per-Share Amount
Net earnings	$97,428			$177,882
Basic earnings per share	$97,428	210,298	$0.46	$177,882	210,085	$0.85
Effect of dilutive securities:
Stock options	—	137		—	210
Diluted earnings per share	$97,428	210,435	$0.46	$177,882	210,295	$0.85
(1)Net earnings attributable to equity holders of the Company.
Potentially dilutive securities excluded in the diluted earnings per share calculation for the year ended December 31, 2021 were 65,044 out-of-the-money options and CVRs potentially convertible into 15,600,034 common shares (2020 – 24,902 out-of-the-money options and CVRs potentially convertible into 15,600,034 common shares)
24. SUPPLEMENTAL CASH FLOW INFORMATION

The following tables summarize other adjustments for non-cash income statement items, changes in operating working capital items and significant non-cash items:

Other operating activities	2021	2020
Adjustments for non-cash income statement items:
Net realizable value adjustment for inventories	$8,719	$(16,175)
Gains on derivatives (Note 8c)	(5,393)	(3,543)
Share-based compensation expense	5,128	3,024
Income from equity investees (Note 12)	(4,347)	(10,529)
Gains on sale of mineral properties, plant and equipment (Note 11)	(32,167)	(7,922)
Gains on warrants	—	(38)
	$(28,060)	$(35,183)
The following tables summarize other adjustments for non-cash income statement items, changes in operating working capital items and significant non-cash items:

Changes in non-cash operating working capital items:	2021	2020
Trade and other receivables	$(2,874)	$54,838
Inventories	(82,885)	(14,623)
Prepaid expenses	1,049	2,353
Accounts payable and accrued liabilities	18,086	56,816
Provisions	(4,445)	(2,402)
	$(71,069)	$96,982

Cash and Cash Equivalents	December 31, 2021	December 31, 2020
Cash in banks	$283,550	$167,113
25. SEGMENTED INFORMATION

The Company reviews its segment reporting to ensure it reflects the operational structure of the Company and enables the Company's Chief Operating Decision Maker to review operating segment performance. We have determined that each producing mine and significant development property represents an operating segment. The Company has organized its reportable and operating segments by significant revenue streams and geographic regions.

PAN AMERICAN SILVER CORP.	46

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Significant information relating to the Company’s reportable operating segments is summarized in the table below:

For the year ended December 31, 2021
Segment/Country	Mine	Revenue	Production costs and royalties	Depreciation	Mine operating earnings	Capital expenditures(1)
Silver Segment:
Mexico	La Colorada	$130,112	$75,192	$20,505	$34,415	$65,532
Peru	Huaron	154,634	90,126	11,564	52,944	10,897
	Morococha	108,699	75,182	13,738	19,779	8,329
Bolivia	San Vicente	80,446	54,569	9,276	16,601	5,340
Argentina	Manantial Espejo	127,445	106,874	16,031	4,540	7,575
Guatemala	Escobal	—	—	—	—	778
Total Silver Segment		601,336	401,943	71,114	128,279	98,451
Gold Segment:
Mexico	Dolores(2)	342,556	186,285	106,397	49,874	40,566
Peru	Shahuindo	255,771	115,009	42,600	98,162	27,678
	La Arena	194,582	84,243	41,362	68,977	45,479
Canada	Timmins	238,505	174,374	39,768	24,363	42,298
Total Gold Segment		1,031,414	559,911	230,127	241,376	156,021
Other segment:
Canada	Pas Corp	—	—	407	(407)	332
Argentina	Navidad	—	—	—	—	90
Other	Other	—	—	1,310	(1,310)	980
Total		$1,632,750	$961,854	$302,958	$367,938	$255,874
(1)Includes payments for mineral properties, plant and equipment and payment of equipment leases.
(2)The mine was reclassified to the Gold Segment in 2021 as a result of expected mine sequencing into a higher gold zone.

For the year ended December 31, 2020
Segment/Country	Mine	Revenue	Production costs and royalties	Depreciation	Mine operating earnings	Capital expenditures(1)
Silver Segment:
Mexico	La Colorada	$128,824	$69,663	$19,608	$39,553	$29,388
Peru	Huaron	72,073	39,612	7,069	25,392	4,500
	Morococha	47,046	35,768	7,203	4,075	10,168
Bolivia	San Vicente	48,396	35,753	6,725	5,918	4,877
Argentina	Manantial Espejo	84,051	68,381	9,787	5,883	10,789
Guatemala	Escobal		—		—	4,807
Total Silver Segment		380,390	249,177	50,392	80,821	64,529
Gold Segment:
Mexico	Dolores(2)	250,219	146,961	87,694	15,564	44,861
Peru	Shahuindo	270,043	97,940	40,562	131,541	23,335
	La Arena	176,028	72,676	27,683	75,669	37,324
Canada	Timmins	262,132	157,412	46,605	58,115	20,751
Total Gold Segment		958,422	474,989	202,544	280,889	126,271
Other segment:
Canada	Pas Corp		—	491	(491)	297
Argentina	Navidad		—	—	—	—
Other	Other	—	—	1,042	(1,042)	560
Total		$1,338,812	$724,166	$254,469	$360,177	$191,657
(1)Includes payments for mineral properties, plant and equipment and payment of equipment leases.
(2)The mine has been represented in the Gold Segment to align with current year presentation.

PAN AMERICAN SILVER CORP.	47

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
A reconciliation of segment mine operating earnings to the Company’s earnings before income taxes per the Consolidated Income Statements is as follows:

	2021	2020
Mine operating earnings	$367,938	$360,177
General and administrative	(34,852)	(36,375)
Exploration and project development	(11,071)	(7,096)
Mine care and maintenance	(31,780)	(102,105)
Foreign exchange losses	(11,267)	(5,474)
Gains on commodity and foreign currency contracts	5,393	3,543
Gains on sale of mineral properties, plant and equipment	32,167	7,922
Share of income from associate and dilution gain	4,347	10,529
Other income (expense)	36	(21,144)
Earnings from operations	320,911	209,977
Investment (loss) income	(59,722)	62,139
Interest and finance expense	(16,198)	(20,104)
Earnings before income taxes	$244,991	$252,012

At December 31, 2021
Segment/Country	Mine	Assets	Liabilities	Net assets
Silver Segment:
Mexico	La Colorada	$299,038	$52,934	$246,104
Peru	Huaron	117,514	59,975	57,539
	Morococha	124,607	40,494	84,113
Bolivia	San Vicente	88,924	53,264	35,660
Argentina	Manantial Espejo	71,012	29,017	41,995
Guatemala	Escobal	287,811	19,833	267,978
Total Silver Segment		988,906	255,517	733,389
Gold Segment:
Mexico	Dolores(1)	750,220	193,638	556,582
Peru	Shahuindo	591,164	199,450	391,714
	La Arena	317,371	106,799	210,572
Canada	Timmins	419,106	62,196	356,910
Total Gold Segment		2,077,861	562,083	1,515,778
Other segment:
Canada	Pas Corp	176,006	16,492	159,514
Argentina	Navidad	193,077	—	193,077
	Other	82,734	48,484	34,250
Total		$3,518,584	$882,576	$2,636,008
(1)The mine was reclassified to the Gold Segment in 2021 as a result of expected mine sequencing into a higher gold zone.

PAN AMERICAN SILVER CORP.	48

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)

At December 31, 2020
Segment/Country	Mine	Assets	Liabilities	Net assets
Silver Segment:
Mexico	La Colorada	$231,217	$48,971	$182,246
Peru	Huaron	113,177	40,663	72,514
	Morococha	121,004	34,906	86,098
Bolivia	San Vicente	83,668	40,536	43,132
Argentina	Manantial Espejo	75,113	26,950	48,163
Guatemala	Escobal	288,588	24,427	264,161
Total Silver Segment		912,767	216,453	696,314
Gold Segment:
Mexico	Dolores(1)	752,873	169,444	583,429
Peru	Shahuindo	566,734	201,427	365,307
	La Arena	299,372	112,475	186,897
Canada	Timmins	414,396	60,482	353,914
Total Gold Segment		2,033,375	543,828	1,489,547
Other segment:
Canada	Pas Corp	230,872	18,795	212,077
Argentina	Navidad	192,999	—	192,999
	Other	63,862	48,960	14,902
		$3,433,875	$828,036	$2,605,839
(1)The mine has been represented in the Gold Segment to align with current year presentation.

Product Revenue	2021	2020
Refined silver and gold	$1,177,388	$1,047,601
Zinc concentrate	119,059	65,033
Lead concentrate	145,524	132,823
Copper concentrate	133,025	50,081
Silver concentrate	57,754	43,274
Total	$1,632,750	$1,338,812
The Company has 25 customers that account for 100% of the concentrate and silver and gold sales revenue. The Company has 7 customers that accounted for 21%, 13%, 12%, 11%, 9%, 7%, and 7% of total sales in 2021, and 7 customers that accounted for 19%, 17%, 12%, 11%, 7%, 7%, and 5% of total sales in 2020. The loss of certain of these customers or curtailment of purchases by such customers could have a material adverse effect on the Company’s financial performance, financial position, and cash flows.
26. OTHER EXPENSES

	2021	2020
Change in closure and decommissioning estimates (1)	$246	$5,230
Change in provisions	1,323	7,493
Commissions on investment dispositions	—	3,465
Other expense	(1,605)	4,956
Total	$(36)	$21,144
(1)Relates to changes in estimates after the completion of mining activities.

PAN AMERICAN SILVER CORP.	49

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
27. INCOME TAXES

Components of Income Tax Expense

	2021	2020
Current tax expense (recovery)
Recognized in profit or loss in current year	$134,947	$99,013
Adjustments recognized in the current year with respect to prior years	147	(658)
	135,094	98,355
Deferred tax expense (recovery)
Deferred tax recovery recognized in the current year	14,194	14,667
Adjustments recognized in the current year with respect to prior years	56	433
Benefit from previously unrecognized losses, and other temporary differences	508	(42,379)
Decrease in deferred tax liabilities due to tax impact of NRV charge to inventory	(3,423)	4,481
	11,335	(22,798)
Income tax expense	$146,429	$75,557
Income tax expense differs from the amounts that would result from applying the Canadian federal and provincial income tax rates to earnings before income tax. These differences result from the items shown on the following table, which result in an effective tax rate that varies considerably from the comparable period. The factors which have affected the effective tax rate for the year ended December 31, 2021 and the comparable period of 2020 were foreign exchange fluctuations, mining taxes paid, and withholding taxes on payments from foreign subsidiaries.
The most significant factor impacting the effective tax rate was due to the changes in the recognition of deferred tax assets. The increase in the effective tax rate for 2021 was due to the mark-to-market losses on short-term investments, for which no tax benefit could be recognized; whereas in 2020, it was reduced due to the recognition of deferred tax benefits associated with deductible tax attributes in La Arena, Timmins West, and Bell Creek. The Company continues to expect that these and other factors will continue to cause volatility in effective tax rates in the future.
Reconciliation of Effective Income Tax Rate

	2021	2020
Earnings before taxes and non-controlling interest	$244,991	$252,012
Statutory Canadian income tax rate	27.00%	27.00%
Income tax expense based on above rates	$66,148	$68,043
Increase (decrease) due to:
Non-deductible expenditures	6,192	9,915
Foreign tax rate differences	15,969	16,179
Change in net deferred tax assets not recognized	20,574	(64,765)
Non-taxable portion of net earnings of affiliates	(1,304)	—
Effect of other taxes paid (mining and withholding)	25,846	22,545
Effect of foreign exchange on tax expense	14,337	18,598
Non-taxable impact of foreign exchange	(1,203)	(3,000)
Change in non-deductible portion of reclamation liabilities	2,380	8,605
Other	(2,510)	(563)
Income tax expense	$146,429	$75,557

PAN AMERICAN SILVER CORP.	50

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Deferred tax assets and liabilities
The following is the analysis of the deferred tax assets (liabilities) presented in the consolidated financial statements:

	2021	2020
Net deferred tax liabilities, beginning of year	$(117,461)	$(140,361)
Recognized in net earnings in the year	(11,335)	22,798
Other	(36)	102
Net deferred liabilities, end of year	(128,832)	(117,461)
Deferred tax assets	55,953	57,850
Deferred tax liabilities	(184,785)	(175,311)
Net deferred tax liabilities	$(128,832)	$(117,461)
Components of deferred tax assets and liabilities
The deferred tax assets (liabilities) are comprised of the various temporary differences, as detailed below:

	2021	2020
Deferred tax assets (liabilities) arising from:
Closure and decommissioning costs	$27,742	$26,482
Tax losses, resource pools and mining tax credits	92,928	140,608
Deductible Mexican mining taxes	4,682	3,286
Accounts payable and accrued liabilities	22,119	17,737
Trade and other receivables	29,163	13,290
Provision for doubtful debts and inventory adjustments	(28,153)	(21,354)
Short-term investments	(7,941)	(15,649)
Mineral properties, plant, and equipment	(245,126)	(274,483)
Estimated sales provisions	(30,466)	(14,028)
Other temporary differences and provisions	6,220	6,650
Net deferred tax liabilities	$(128,832)	$(117,461)
At December 31, 2021, the net deferred tax liability above included the deferred tax asset of $92.9 million, which includes the benefits from tax losses ($26.4 million) and resource pools ($66.5 million). The decrease of $47.7 million in this deferred tax asset is mainly due to the unrealized losses on short-term investments. These unrealized mark-to-market losses in 2021 reduced the offsetting operating losses recognized, whereas in 2020, additional operating losses were recognized to offset the unrealized mark-to-market gains. The losses will begin to expire after the 2024 year end, if unused.

At December 31, 2020, the net deferred tax liability above included the deferred tax asset of $140.6 million, which includes the benefits from tax losses ($43.8 million) and resource pools ($96.8 million). The increase in this deferred tax asset is mainly due to the Timmins and Bell Creek mines - the assets added were related to previously unbenefitted deductible resource pools, partially offset by losses utilized against taxable income earned. The losses will begin to expire after the 2024 year end, if unused.

PAN AMERICAN SILVER CORP.	51

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Unrecognized deductible temporary differences, unused tax losses and unused tax credits
Deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax assets have been recognized are attributable to the following:

	2021	2020
Operating tax loss	$366,351	$284,626
Net capital tax loss	35,801	32,378
Resource pools and other tax credits (1)	49,230	48,773
Financing fees	1,050	2,003
Mineral properties, plant, and equipment (2)	127,945	107,124
Closure and decommissioning costs	143,080	136,728
Exploration and other expenses not currently deductible (2)	33,837	68,266
Intercompany debt	17,956	12,160
Doubtful debt and inventory	24,624	41,378
Payroll and vacation accruals	6,168	1,491
Other temporary differences	6,154	3,562
	$812,196	$738,489
(1)Includes tax credits which will begin to expire after 2027 year end, if unused.
(2)Recast comparative temporary differences to be consistent with current presentation.
Included in the above amounts are operating tax losses, which if not utilized will expire as follows:

At December 31, 2021
	Canada	US	Peru	Mexico	Barbados	Argentina	Total
2022	$—	$529	$156	$—	$15	$3	$703
2023	—	360	—	207	60	5	632
2024 – and after	330,799	11,399	593	2,092	168	19,965	365,016
Total tax losses	$330,799	$12,288	$749	$2,299	$243	$19,973	366,351

At December 31, 2020
	Canada	US	Peru	Mexico	Barbados	Argentina	Total
2021	$—	$317	$26	$—	$8	$1	$352
2022	—	529	—	—	12	3	544
2023 – and after	269,001	11,746	314	2,406	183	80	283,730
Total tax losses	$269,001	$12,592	$340	$2,406	$203	$84	$284,626
Taxable temporary differences associated with investment in subsidiaries
At December 31, 2021, taxable temporary differences of $282.0 million (2020 – $275.7 million) associated with the investments in subsidiaries have not been recognized as the Company is able to control the timing of the reversal of these differences which are not expected to reverse in the foreseeable future.

PAN AMERICAN SILVER CORP.	52

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
28. CONTINGENCIES

The following is a summary of the contingent matters and obligations relating to the Company as at December 31, 2021.
General
The Company is subject to various investigations, claims and legal and tax proceedings covering matters that arise in the ordinary course of business activities. Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavorably to the Company. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company. In the opinion of management none of these matters are expected to have a material effect on the results of operations or financial conditions of the Company.
Environment
The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.
Estimated future reclamation costs are based on the extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. As of December 31, 2021, $242.9 million (2020 - $235.1 million) was accrued for reclamation costs relating to mineral properties (Note 15).
Tax
The Company operates in numerous countries around the world and accordingly it is subject to, and pays annual income taxes under the various income tax regimes in the countries in which it operates. Some of these tax regimes are defined by contractual agreements with the local government, and others are defined by the general corporate income tax laws of the country. The Company has historically filed, and continues to file, all required income tax returns and to pay the taxes reasonably determined to be due. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time, the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain rules to the Company’s business conducted within the country involved.
Title
The validity of our mining or exploration titles or claims or rights, which constitute most of our property holdings, can be uncertain and may be contested. Although the Company has taken steps to verify title to properties in which it has an interest, these procedures do not guarantee the Company’s title. Property title may be subject to, among other things, unregistered prior agreements or transfers, indigenous land claims, or undetected title defects. In some cases, we do not own or hold rights to the mineral concessions we mine, and our rights may be contractual in nature. We have not conducted surveys of all the claims in which we hold direct or indirect interests and therefore, the precise area and location of such claims may be in doubt. The land title system is also not well developed in some countries and may rely on informal, hereditary or possessory rights. Such informal systems can create significant uncertainty in obtaining and maintaining ownership or rights of access, in defining precise locations or clear boundaries to properties, and substantiating rights if challenged. No assurance can be given that applicable governments will not revoke or significantly alter the conditions of the applicable exploration and mining titles or claims, or that such exploration and mining titles or claims will not be challenged or impugned by

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Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
third parties. Any defects in title to our properties, or the revocation of or challenges to our rights to mine, could have a material adverse effect on our operations and financial condition.
Legal Proceedings
We are subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business activities. Many of these claims are from current or ex-employees, or employees of former or current owners of our operations, such as the Quiruvilca-related claims in Peru, which could, in the aggregate, be of significant value, and include alleged improper dismissals, workplace illnesses, such as silicosis, and claims for additional profit-sharing and bonuses in prior years.
We may become subject to class action lawsuits. For example, in mid-2017, Tahoe, which was acquired by us in late February 2019, and certain of its former directors and officers became the subject of three purported class action lawsuits filed in the United States that center primarily around alleged misrepresentations. These U.S. class action lawsuits were later consolidated into one class action suit that is ongoing. In October 2018, Tahoe learned that a similar proposed class action lawsuit had been filed in the Superior Court of Ontario. These lawsuits seek significant damages. Tahoe has disputed the allegations made in these suits, however the outcomes are not determinable at this time.
We may also be subject to proceedings in our commercial relationships. While we believe that we have defenses to such allegations, if we are unsuccessful in our defense of these claims, we may be subject to significant losses.
Furthermore, we are in some cases the subject of claims by local communities, indigenous groups or private land owners relating to land and mineral rights, or environmental or social damage, and such claimants may seek sizeable monetary damages against us and/or the return of surface or mineral rights or revocation of permits and licenses that are valuable to us and which may impact our operations and profitability if lost.
Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavourably to us. We establish provisions for matters that are probable and can be reasonably estimated. We also carry liability insurance coverage, however such insurance does not cover all risks to which we might be exposed and in other cases, may only partially cover losses incurred by us. In addition, we may be involved in disputes with other parties in the future that may result in litigation, which may result in a material adverse effect on our financial position, cash flow and results of operations.
Country
Argentina
Unanticipated or drastic changes in laws and regulations have affected our operations in the past. For example, previous governments implemented severe price, foreign exchange, and import controls which included informal restrictions on dividend, interest, and service payments abroad and limitations on the ability to convert ARS into USD which exposed the Company to additional risks of ARS devaluation and high domestic inflation. The current government in Argentina maintains unfavorable economic policies, such as strict currency controls and the imposition of export duties.
The Company has suspended project development activities at Navidad as a result of uncertainty over the zoning, regulatory and tax laws. The Company remains committed to the development of Navidad and to contributing to the positive economic and social development of the province of Chubut upon the adoption of a favorable legislative framework.

PAN AMERICAN SILVER CORP.	54

Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Bolivia
On May 28, 2014, the Bolivian government enacted the New Mining Law. Among other things, the New Mining Law provided that all pre-existing contracts were to migrate to one of several new forms of agreement within a prescribed period of time. The Company currently has a joint venture agreement with COMIBOL (the "COMIBOL Joint Venture"), a Bolivian state mining company, relating to the San Vicente mine. As a result, we anticipate that the COMIBOL Joint Venture will be subject to such migration and possible renegotiation of key terms. The migration process has been delayed by COMIBOL and has not been completed.
The primary effects on the San Vicente operation and our interest therein will not be known until such time as we have, if required to do so, renegotiated the COMIBOL Joint Venture, and the full impact may only be realized over time. We will take appropriate steps to protect and, if necessary, enforce our rights under the COMIBOL Joint Venture. There is, however, no guarantee that governmental actions, including possible expropriation or additional changes in the law, and the migration of the COMIBOL Joint Venture will not impact our involvement in the San Vicente operation in an adverse way and such actions could have a material adverse effect on us and our business.
The Company's San Vicente mine, pursuant to the COMIBOL Joint Venture, is obligated to pay COMIBOL a participation fee of 37.5% of the operation’s cash flow. For the year ended December 31, 2021, the Company incurred approximately $7.7 million in COMIBOL royalties (2020 - incurred $5.8 million).
Guatemala
Some communities and non-governmental organizations ("NGOs") have been vocal and active in their opposition to mining and exploration activities in Guatemala. In July 2017, the Escobal mining license was suspended as a result of a court proceeding initiated by an NGO in Guatemala, based upon the allegation that the Guatemala MEM violated the Xinka indigenous people’s right of consultation. After several decisions and appeals on the matter, a decision of the Constitutional Court of Guatemala was rendered on September 3, 2018, determining that the Escobal mining license would remain suspended until the Guatemala MEM completes an ILO 169 consultation.
This consultation process for the Escobal mine in Guatemala has advanced in 2021 with pre-consultation meetings held in May, June and October. The process is being led by the Guatemala MEM with representatives of the Xinka indigenous people and PAS Guatemala, Pan American's subsidiary in Guatemala, as participants in the process.
Operations at the Escobal mine have been suspended, on care and maintenance, since July 2017, and the Constitutional Court of Guatemala has ordered the continued suspension of the mining license while the MEM conducts the ILO 169 consultation with the Xinka communities residing in the area of influence.
Legal challenges to the consultation process have been filed with the Guatemalan Supreme Court by parties opposed to the Escobal mine and the ultimate outcome of the various challenges remains uncertain. The process, timing, and outcome of the ILO 169 consultation also remains uncertain.
29. RELATED PARTY TRANSACTIONS

The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. During its normal course of operation, the Company enters into transactions with its related parties for goods and services. All related party transactions for the year ended December 31, 2021 and 2020 have been disclosed in these consolidated financial statements. Transactions with Maverix, an associate of the Company, have been disclosed in Note 12 of these consolidated financial statements.
These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

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Notes to the Consolidated Financial Statements
As at December 31, 2021 and December 31, 2020, and
for the years ended December 31, 2021 and 2020
(tabular amounts are in thousands of U.S. dollars except number of shares, options, warrants, and per share amounts, unless otherwise noted)
Remuneration of key management personnel
The remuneration of directors and other members of key management personnel during the year was as follows:

	2021	2020 (4)
Salaries and short-term benefits (1)	$18,592	$14,809
Post-employment benefits (2)	1,130	930
Share-based payments (3)	640	2,143
	$20,362	$17,882
(1)Includes annual salary and short-term incentives or bonuses earned in the year.
(2)Includes annual contributions to retirement savings plans made by the Company.
(3)Includes annual RSUs, PSUs, stock option and common share grants.
(4)Recast to provide consistency with current presentation.
30. SUBSEQUENT EVENTS

Subsequent to December 31, 2021, the Company made the decision to decommission and dismantle the mine's processing plant and place the Morococha mine on care and maintenance later in fiscal 2022 while strategic alternatives for Morococha are evaluated.

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